EXHIBIT 2.1

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL
EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

By and Between

PIONEER HI-BRED INTERNATIONAL, INC.

and

S&W SEED COMPANY

Dated December 19, 2014

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	SALE OF PURCHASED ASSETS; LIABILITIES; PURCHASE PRICE; CLOSING	12
2.1	PURCHASED ASSETS; LIABILITIES	12
2.2	PURCHASE PRICE	15
2.3	CLOSING	17
2.4	EARN-OUT PAYMENTS	17

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	19
3.1	ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS	19
3.2	TITLE	20
3.3	LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS	21
3.4	BROKERS OR FINDERS	21
3.5	ABSENCE OF CHANGE	21
3.6	TRANSFERRED PLANT SITES	22
3.7	TRANSFERRED EQUIPMENT	23
3.8	TRANSFERRED CONTRACTS	23
3.9	TRANSFERRED INTELLECTUAL PROPERTY	23
3.1	RESERVED	24
3.11	EMPLOYEE MATTERS; EMPLOYEE BENEFITS	24
3.12	TAXES	25
3.13	ENVIRONMENTAL LAWS	25
3.14	INVENTORY	26
3.15	WATER RIGHTS	27

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	27
4.1	ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS	27
4.2	LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS	28
4.3	BROKERS OR FINDERS	28
4.4	PAYMENTS OF BUYER	28
4.5	INSPECTIONS; NO OTHER REPRESENTATIONS	29

ARTICLE 5	COVENANTS	30
5.1	EXECUTION AND DELIVERY OF OTHER TRANSACTION
	DOCUMENTS	30
5.2	ACCESS AND INVESTIGATION	30
5.3	CONFIDENTIALITY	31
5.4	PUBLICITY	33
5.5	TRANSFER TAXES; PRO-RATIONS	33
5.6	CERTAIN DOCUMENTS	34
5.7	NON-ASSIGNABLE ASSETS	34

(CONTINUED)

5.8	DELIVERY OF CERTAIN PURCHASED ASSETS; CERTAIN EXCLUDED ASSETS;	35
	MAINTENANCE OF TRANSFERRED PATENTS; INVENTORY SEED
5.9	EMPLOYEE MATTERS	37
5.1	PERMITS	39
5.11	REQUIRED APPROVALS; CONSENTS	39
5.12	CLOSING EFFORTS; NOTICES	40
5.13	OPERATION OF THE PURCHASED ASSETS	40
5.14	NON-SOLICITATION	41
5.15	AUDIT	42
5.16	TRANSFERRED PLANT SITES	42
5.17	ENVIRONMENTAL MATTERS	44
5.18	OMITTED INTELLECTUAL PROPERTY	46
5.19	SECOND APSA	47
5.2	GROWER CONTRACTS	49
5.21	BUYER FINANCING	50

ARTICLE 6	CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE	50
6.1	ACCURACY OF REPRESENTATIONS; PERFORMANCE OF OBLIGATIONS	50
6.2	CONSENTS	50
6.3	BUYER'S DELIVERIES	51
6.4	NO PROCEEDINGS; NO LEGAL REQUIREMENT	51
6.5	NO PROHIBITION	51
6.6	LENDER'S POLICY; OTHER REAL ESTATE MATTERS	52
6.7	FINANCING	52
6.8	INTERCREDITOR AGREEMENT	52

ARTICLE 7	CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE	52
7.1	ACCURACY OF REPRESENTATIONS; PERFORMANCE OF OBLIGATIONS	52
7.2	CONSENTS	53
7.3	SELLER'S DELIVERIES	53
7.4	NO PROCEEDINGS; NO LEGAL REQUIREMENT	54
7.5	NO PROHIBITION	54
7.6	INVENTORY AND GROWER COMMITMENTS	54
7.7	FINANCING	54
7.8	INTERCREDITOR AGREEMENT	54

ARTICLE 8	TERMINATION	54
8.1	TERMINATION EVENTS	54
8.2	EFFECT OF TERMINATION	55

(CONTINUED)

ARTICLE 9	INDEMNIFICATION; REMEDIES	55
9.1	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER	55
9.2	INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER	56
9.3	SURVIVAL; TIME LIMITATIONS	56
9.4	LIMITATIONS ON DAMAGES	57
9.5	PROCEDURE FOR INDEMNIFICATION-THIRD-PARTY CLAIMS	58
9.6	PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS	59
9.7	NET RECOVERY; MITIGATION; TREATMENT; ETC	59
9.8	LIMITATIONS OF LIABILITY AND INDEMNIFICATION RELATING TO THE INVENTORY SEED	60
9.9	LIMITATIONS OF LIABILITY AND INDEMNIFICATION RELATING TO ENVIRONMENTAL CONDITIONS	60

ARTICLE 10	GENERAL PROVISIONS	63
10.1	EXPENSES	63
10.2	NOTICES	63
10.3	DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION	64
10.4	EQUITABLE RELIEF	65
10.5	NO IMPLIED WAIVERS; NO JURY TRIAL	66
10.6	ENTIRE AGREEMENT AND MODIFICATION	66
10.7	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	66
10.8	SEVERABILITY	67
10.9	SECTION HEADINGS; CONSTRUCTION	67
10.1	TIME OF THE ESSENCE	67
10.11	FURTHER ASSURANCES	67
10.12	PERFORMANCE BY AFFILIATES; BULK SALES LAWS	68
10.13	COUNTERPARTS	68

ASSET PURCHASE AND SALE AGREEMENT

This Asset Purchase and Sale Agreement is made this 19TH day of December, 2014, by and between Pioneer Hi-Bred International, Inc., an Iowa corporation ("Seller"), and S&W Seed Company, a Nevada corporation ("Buyer").

RECITALS

WHEREAS, Buyer and/or its Affiliates desire to purchase from Seller and/or its Affiliates, the Purchased Assets, for the consideration and on the terms set forth in this Agreement; and

WHEREAS, Seller and/or its Affiliates desire to sell to Buyer and/or its Affiliates, the Purchased Assets, for the consideration and on the terms set forth in this Agreement.

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE 1.   DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:

"Active Employees" - means those Employees identified on Exhibit 5.9 who are not Inactive Employees.

"Actual Inventory Seed Reimbursement" - is defined in Section 2.2(d).

"Affiliate" - means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, an entity shall not be deemed an Affiliate of a Person if the Person does not control such entity, irrespective of whether the Person owns fifty percent (50%) or more of such entity's shares of capital stock, limited liability company interests or other equity interests.

"Agreement" - means this Asset Purchase and Sale Agreement, including all Exhibits, Seller's Disclosure Schedules, Buyer's Disclosure Schedules and Schedules hereto, as amended, modified or supplemented from time to time in accordance with its terms.

"ALTA" - is defined in Section 5.16(a).

"Appraiser" - is defined in Section 2.2(b).

"APS Purchase Price" - is defined in Section 2.2(b).

"APS Title Agency" - is defined in Section 5.16(a)(i).

"APS Title Commitment" - is defined in Section 5.16(a)(i).

"APS Title Company" - is defined in Section 5.16(a)(i).

"Arlington Baseline Assessment" - is defined in Section 5.17.

"Arlington Plant Site" - is defined in Section 2.1(a)(i).

"Assignment and Assumption Agreement" - means the Assignment and Assumption Agreement in the form attached hereto as Exhibit 1(A) to be entered into at the Closing by Seller and Buyer.

"Assumed Liabilities" - is defined in Section 2.1(c).

"Authorizations" - is defined in Section 5.10.

"Average Earn-Out Units" - is defined in Section 2.4(a).

"Baseline Assessments" - is defined in Section 5.17(a).

"Baseline Environmental Condition Reports" - is defined in Section 5.17(b).

"Basket" - is defined in Section 9.4(a).

"Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement shall be deemed to have occurred if there is or has been a breach of, inaccuracy in, or failure to perform or comply with, such representation, warranty, covenant, obligation or other provision of this Agreement.

"Business Day" - means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banks located in the State of Delaware are authorized or required by Legal Requirements to be closed for business.

"Buyer" - is defined in the preamble.

"Buyer Benefit Plans" - is defined in Section 5.9(c).

"Buyer Indemnified Persons" - is defined in Section 9.1.

"Buyer's Disclosure Schedules" - means the disclosure schedules of Buyer attached hereto and made a part hereof.

"Change of Control" - is defined in Section 2.4(c).

"Change of Control Average Earn-Out Units" - is defined in Section 2.4(c).

"Change of Control Statement" - is defined in Section 2.4(c).

"Clean Report" - is defined in Section 5.17(c).

"Closing" - is defined in Section 2.3.

"Closing Date" - is defined in Section 2.3.

"Closing Reimbursement Statement" - is defined in Section 2.2(d).

"Code" - means the Internal Revenue Code of 1986, as amended from time to time.

"Confidential Information" - is defined in Section 5.3(a).

"Confidentiality Agreement" - means that certain Confidentiality Agreement dated as of May 6, 2014, between Buyer and Seller (as thereafter amended from time to time).

"Consent" - means any approval, consent, ratification, waiver or other authorization, including the expiration of any required waiting period pursuant to any merger control or competition law.

"Contemplated Transactions" - means all of the transactions contemplated by this Agreement and the other Transaction Documents.

"CPR" - is defined in Section 10.3(b).

"Damages" - is defined in Section 9.1.

"Data Transfer Agreement" - means the Data Transfer Agreement in the form attached hereto as Exhibit 1(B) to be entered into by Seller and Buyer at the Closing.

"Deed of Trust (Nampa)" - means the Deed of Trust in the form attached hereto as Exhibit 1(C) to be entered into by Seller and Buyer at the Closing.

"Dispute Notice" - is defined in Section 2.4(b).

"Distribution Agreement" - means the Distribution Agreement in the form attached hereto as Exhibit 1(D) to be entered into by Seller and Buyer at the Closing.

"Earn-Out Payment" - is defined in Section 2.4(a).

"Earn-Out Statement" - is defined in Section 2.4(a).

"Employees" - means those employees of Seller or its Affiliates expressly identified and set forth on Exhibit 5.9, as such Exhibit may be updated from time to time (a) by Seller prior to the Closing, to reflect those employees who have terminated their employment with Seller or have been terminated for cause, or (b) otherwise, by agreement of Seller and Buyer.

"Encumbrance" - means any lien, pledge, security interest, right of first refusal or other like restriction.

"Environment" - means any indoor or outdoor environmental media (including soils (surface and subsurface), geologic strata and formations, navigable waters, streams, rivers, bays, ponds, impoundments, estuaries, ocean waters, surface waters, occasional or perched water, sediments, sludges, subsurface strata, groundwater, drinking water supply, land surfaces, flora and fauna, marshes and other wetlands, flood plains, natural resources and ambient air) and any living organism or ecosystem supported by such media.

"Environmental Conditions" - means collectively, the presence of Hazardous Materials in the Environment or the Release of Hazardous Materials.

"Environmental Consultant" - means URS Corporation.

"Environmental Law" - means all Legal Requirements, whether Federal, state, municipal statutory or common law relating to pollution or protection of human health and the Environment, including those relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, handling, use, recycle, generation, management, treatment, storage, transportation or disposal of Hazardous Materials. "Environmental Law" includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.), the Solid Waste Disposal Act and the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §§ 11001 et seq.), the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act (15 U.S.C. §§ 2601 et seq.) and analogous state counter parts.

"Estimated Inventory Seed Reimbursement" - is defined in Section 2.2(c).

"Estimated Reimbursement Statement" - is defined in Section 2.2(c).

"Excluded Assets" - is defined in Section 2.1(b).

"Excluded Equipment" - is defined in Section 2.1(b)(ii).

"Excluded Liabilities" - is defined in Section 2.1(d).

"Excluded Seed" - is defined in Section 2.1(b)(vii).

"[**]1 Consent" - is defined in Section 5.19(a).

"Governmental Body" - means any federal, state, local, municipal, foreign, tribal or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

"Ground Lease" - means the Lease Agreement (Alfalfa Facilities Only-Connell, Washington) in the form attached hereto as Exhibit 1(E) to be entered into by Seller and Buyer on the Closing Date.

"Guaranty" - means the Guaranty Agreement in the form attached hereto as Exhibit 1(F).

"Hazardous Materials" - means any: (a) petroleum and every fraction thereof, petrochemical or petroleum products, oil or coal ash, pesticides, insecticides, fungicides, rodenticides, radioactive materials, radon gas, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, urea formaldehyde foam insulation flammable or explosive materials, mold, biohazardous materials or waste, natural or synthetic gas, or silica; (b) chemicals, materials, substances, wastes, compounds, mixtures or by-products, whether solid, liquid or gaseous, that are identified, listed, defined, designated, restricted, prohibited or otherwise regulated as or included in the definition of "hazardous substances," "hazardous materials," "hazardous constituents," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "regulated substances," "solid waste," "sludge," "toxic pollutants," "toxic air pollutants," "restricted hazardous materials," "extremely hazardous substances," "hazardous air pollutants," "dangerous or toxic substances," "chemical wastes," "special wastes," "pollutants," "contaminants" or words of similar meaning and regulatory effect under any Environmental Law; and (c) other chemicals, materials, substances, wastes, compounds, mixtures or by-products (in each case, whether solid, liquid or gaseous), the exposure to, or treatment, storage, transportation, disposal or Release, of which is prohibited, limited or regulated by any Environmental Law.

"Inactive Employee" - means any Employee identified on Exhibit 5.9 who is on a temporary leave of absence, including family medical leave, military leave, short-term disability, personal leave or sick leave as of the relevant date specified herein.

"Indemnified Person" - means a Buyer Indemnified Person or a Seller Indemnified Person, as the case may be.

"Indemnifying Person" - is defined in Section 9.5(a).

"Inventory Seed" - is defined in Section 2.1(a)(xi).

_______________
1 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

"IT Transition Services Agreement" - means the Information Technology Transition Services Agreement in the form attached hereto as Exhibit 1(G) to be entered into by Seller and Buyer at the Closing.

"Know-How" - means unpatented inventions, trade secrets, technical information or formulae.

"Know-How Transfer Agreement" - means the Know-How Transfer Agreement in the form attached hereto as Exhibit 1(H) to be entered into by Seller and Buyer at the Closing.

"Knowledge" - an individual shall be deemed to have "Knowledge" of a particular fact or other matter only if such individual is actually aware of such fact or other matter.

"Legal Requirement" - means any applicable law, statute, treaty, directive, rule, code, ordinance, regulation, Order, enforcement action, decree or enforceable judicial or administrative interpretation thereof of any applicable Governmental Body.

"Liabilities" - means any liabilities, obligations, warranty, expenses, claims, Taxes or assessments, losses, fines, penalties, surcharges or damages (including, without limitation, diminution of value) of or by any Person.

"License" - means the License in the form attached hereto as Exhibit 1(I) to be entered into by Seller and Buyer on the Closing Date.

"Material Adverse Effect" - means any change, effect, event, result, occurrence, condition or fact (for purposes of this definition, each, an "event") that is, or could reasonably be expected to be, materially adverse to the Purchased Assets, taken as a whole, except any event (a) resulting from general economic, regulatory or political conditions or from terrorist acts, declared or undeclared war or other hostilities (so long as the Purchased Assets are not affected thereby in a materially disproportionate manner), (b) that affects the general industry in which the Purchased Assets are owned or used (so long as the Purchased Assets are not affected thereby in a materially disproportionate manner) or (c) related to the announcement of the Contemplated Transactions. Notwithstanding anything contained herein to the contrary, no action taken by Seller or Buyer (or any of their respective Affiliates) expressly required or contemplated by this Agreement or the other Transaction Documents shall be deemed to have a Material Adverse Effect.

"[**]2 Consent" - is defined in Section 5.19(a).

"Mortgage (Arlington)" - means the Mortgage in the form attached hereto as Exhibit 1(J) to be entered into by Seller and Buyer at the Closing.

"Nampa Baseline Assessment" - is defined in Section 5.17.

"Nampa Plant Site" - is defined in Section 2.1(a)(ii).

_______________
2 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

"Notice of Omitted Intellectual Property" - is defined in Section 5.18.

"NPS Purchase Price" - is defined in Section 2.2(b).

"NPS Title Agency" - is defined in Section 5.16(a)(ii).

"NPS Title Commitment" - is defined in Section 5.16(a)(ii).

"NPS Title Company" - is defined in Section 5.16(a)(ii).

"Omitted Intellectual Property" - is defined in Section 5.18.

"Order" - means any award, decision, injunction, judgment, order, ruling, decree, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

"Ordinary Course of Business" - an action taken by a Person shall be deemed to have been taken in the "Ordinary Course of Business" if such action is consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

"Outside Date" - is defined in Section 8.1(d).

"Patent Assignment" - means the Patent Assignment Agreement in the form attached hereto as Exhibit 1(K) to be entered into by Seller and Buyer at the Closing.

"Patent License" - means the Patent License Agreement in the form attached hereto as Exhibit 1(L) to be entered into by Seller and Buyer on the Closing Date.

"Permit" - means a permit, authorization, license, certificate, concession, Consent, clearance, confirmation, exemption, franchise, certification, designation, variance, qualification, accreditation or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Permitted Encumbrance" - means (a) any Encumbrance for Taxes accrued but not yet due or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) any statutory carriers', warehousemen's, workmen's or mechanics' lien or other like Encumbrance that is not yet delinquent or is being contested in good faith by appropriate Proceedings, (c) any Encumbrance for routine maintenance fees and payments on any Transferred Patents that are not yet delinquent, including, without limitation, fees due to Governmental Bodies for maintenance of such patents, and/or (d) with respect to a Transferred Plant Site, in addition to those Encumbrances described in clauses (a), (b), and (c) (i) any encroachment, Encumbrance, variation or adverse circumstance affecting title to such Transferred Plant Site which would not reasonably be expected to materially interfere with the continued operation of such Transferred Plant Site as has been operated by Seller and its Affiliates in the Ordinary Course of Business, (ii) all matters of record and any state of facts that an accurate title search, survey or inspection would disclose affecting the Transferred Plant Sites, including, without limitation, any and all matters and states of fact reflected on the Surveys, (iii) any environmental covenants, (iv) any Encumbrance or other matter described on Exhibit 1(M), and (v) any Encumbrance or other matter described in Schedule 3.2 of Seller's Disclosure Schedules.

"Person" - means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

"Post-Closing Environmental Conditions" - means, with respect to each of the Transferred Plant Sites, any and all Environmental Conditions at, involving, relating to, arising out of or emanating from the Transferred Plant Site that are not Pre-Closing Environmental Conditions; provided, however, that in the event that the Environmental Consultant shall deliver a Clean Report with respect to a Transferred Plant Site, Post-Closing Environmental Conditions shall, with respect to such Transferred Plant Site, mean and any all Environmental Conditions at, involving, relating to, arising out of or emanating from, such Transferred Plant Site.

"Pre-Closing Environmental Conditions" - means, with respect to each of the Transferred Plant Sites, any and all Environmental Conditions at, involving, relating to, arising out of or emanating from the Transferred Plant Site that are identified or disclosed, and solely to the extent identified and disclosed, in the applicable Baseline Environmental Condition Report (in type, scope, quantity and level), as adjusted to reflect any Remediation performed by or on behalf of Seller or its Affiliates at such Transferred Plant Site.

"Premises" - shall have the meaning ascribed to such term in the Ground Lease.

"Proceeding" - means any action, arbitration, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body or arbitral or other administrative body (including any action in respect of the payment or non-payment of Taxes).

"Production Agreement" - means the Contract Alfalfa Production Agreement in the form attached hereto as Exhibit 1(N) to be entered into by Seller and Buyer on the Closing Date.

"Products" - means, collectively, the products listed on Exhibit 1(O).

"Property Taxes" - is defined in Section 5.5(b).

"Promissory Note" - means the Promissory Note in the aggregate principal amount of up to Fifteen Million United States Dollars ($15,000,000), in the form attached hereto as Exhibit 1(P), to be entered into by Buyer, in favor and for the benefit of Seller, at the Closing.

"Protest Notice" - is defined in Section 2.2(d).

"Purchase Price" - means Thirty-Seven Million United States Dollars ($37,000,000).

"Purchased Assets" - is defined in Section 2.1(a).

"PVP Assignment" - means the Assignment Agreement of Plant Variety Certificates, Plant Breeders' Rights, Maintenance Rights and Registration Rights in the form attached hereto as Exhibit 1(Q) to be entered into at the Closing by Seller, Buyer and Pioneer Overseas Corporation, an Iowa corporation.

"Recognized Environmental Condition" - means the presence or likely presence of any Hazardous Materials at, involving or related to the Transferred Plant Site: (i) due to a Release; (ii) under conditions indicative of a Release; or (iii) under conditions that pose a material threat of a future Release. For the avoidance of doubt, de minimis conditions (as defined by ASTM International) shall not be deemed Recognized Environmental Conditions.

"Release" - means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, releasing, depositing or disposing into the Environment or into or out of any property, including the movement in, or through, the Environment or abandoned or discarded barrels, containers or other closed receptacles.

"Remediation" - means, with respect to each of the Transferred Plant Sites, an action of any kind to address, correct or respond to a violation (or an alleged violation) of Environmental Law or any Environmental Condition, including the following activities: (a) remedial actions; (b) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (c) responding to any notice, claim, Proceeding, Order, or investigation by any Person alleging potential Damages for property damage (including claims for interference with use and diminution in value) or death or injury to Persons; (d) negotiating with any Governmental Body or obtaining any Consent of a Governmental Body necessary to address, correct or respond to, or to comply with Environmental Law; (e) preparing and implementing any plans or studies for any such activity; (f) actions necessary to obtain a written notice from a Governmental Body that no material additional work is required to complete remedial actions required by such Governmental Body; (g) the use, implementation, application, installation, operation or maintenance or removal actions on the Transferred Plant Site or an off-site location of remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an off-site location, systems for investigation, treatment or monitoring of surface water or groundwater, or engineering or institutional controls; and (h) any other activities reasonably determined by the Person performing the Remediation to be necessary or appropriate or required under Environmental Law to address, correct or respond to any Environmental Condition.

"Research Agreement" - means the Research Agreement in the substantially the form attached hereto as Exhibit 1(R), but with such changes as shall be necessary to conform such Research Agreement to the terms and conditions provided by [**] and [**]3 in the Consent referenced in Exhibit 6.2, to be entered into by Seller and Buyer on the Closing Date.

"Review Period" - is defined in Section 2.4(b).

_______________
3 The bracketed information in this section has been omitted and filed separately with the SEC pursuant to a confidential treatment request.

"Revised Reimbursement Statement" - is defined in Section 2.2(d).

"Second APSA" - means the Asset Purchase and Sale Agreement in the form attached hereto as Exhibit 1(S), as the same may be updated or revised in accordance with Section 5.19.

"Second APSA Agreements" - is defined in Section 5.19(a).

"Second APSA Closing Date" - is defined in Section 5.19(c).

"Second APSA Consents" - is defined in Section 5.19(a).

"Second Closing Assets" - means those assets described on Exhibit 5.19, as such Exhibit may be supplemented, amended or updated pursuant to Section 5.19(c).

"Security Agreement" - means the Security Agreement in the form attached hereto as Exhibit 1(T) to be entered into by Seller and Buyer on the Closing Date.

"Seller" - is defined in the preamble.

"Seller Indemnified Persons" - is defined in Section 9.2.

"Seller's Disclosure Schedules" - means the disclosure schedules of Seller attached hereto and made a part hereof.

"Seller's Knowledge" - means the Knowledge of the following individuals: (a) [**]; (b) [**]; (c) [**]; (d) [**]; (e) solely with respect to employee-related matters (including Section 3.11), [**]; and (f) solely with respect to tax-related matters (including Section 3.12), [**]4.

"Survey" and "Surveys" - are defined in Section 5.16(b).

"Taxes" - means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body responsible for the imposition of any such tax.

"Third-Party Claim" - is defined in Section 9.5(a).

"Threatened" - an action or Proceeding shall be deemed to have been "Threatened" if any demand or statement has been made in writing, or any written notice has been given and received.

_______________
4 The bracketed information in this section has been omitted and filed separately with the SEC pursuant to a confidential treatment request.

"Title Agencies" - is defined in Section 5.16(a).

"Title Company" and "Title Companies" - are defined in Section 5.16(a).

"Transaction Documents" - means this Agreement, the Assignment and Assumption Agreement, the Data Transfer Agreement, the Deed of Trust (Nampa), the Distribution Agreement, the Ground Lease, the Know-How Transfer Agreement, the IT Transition Services Agreement, the License, Mortgage (Arlington), the Patent Assignment, the Patent License, the Production Agreement, the Promissory Note, the PVP Assignment, the Research Agreement, the Security Agreement, the Warranty Deed (Arlington), the Warranty Deed (Nampa), and any other documents or agreements executed and/or delivered in connection with the Contemplated Transactions.

"Transferred Contracts" - is defined in Section 2.1(a)(v).

"Transferred Employee" - is defined in Section 5.9(a).

"Transferred Equipment" - is defined in Section 2.1(a)(iii).

"Transferred Germplasm" - is defined in Section 2.1(a)(viii).

"Transferred Intellectual Property" - means, collectively, the Transferred Germplasm, the Transferred Know-How, the Transferred Patents and Transferred PVPs.

"Transferred Know-How" - is defined in Section 2.1(a)(vi).

"Transferred PVPs" - is defined in Section 2.1(a)(xiv).

"Transferred Patents" - is defined in Section 2.1(a)(vii).

"Transferred Plant Sites" - means, collectively, the Arlington Plant Site and the Nampa Plant Site.

"Transferred Records" - is defined in Section 2.1(a)(iv).

"Warranty Deed (Arlington)" - means the Warranty Deed in the form attached hereto as Exhibit 1(U) to be entered into by Seller and Buyer at the Closing.

"Warranty Deed (Nampa)" - means the Warranty Deed in the form attached hereto as Exhibit 1(V) to be entered into by Seller and Buyer at the Closing.

"Water Rights" - is defined in Section 3.15.

ARTICLE 2.   SALE OF PURCHASED ASSETS; LIABILITIES; PURCHASE PRICE; CLOSING

2.1   PURCHASED ASSETS; LIABILITIES

  Purchased Assets. At the Closing, and upon the terms and subject to the conditions of this Agreement and the other Transaction Documents, Seller shall, and/or shall cause its applicable Affiliates to, sell and assign, transfer and convey to Buyer and/or its applicable Affiliates, and Buyer shall, and/or shall cause its applicable Affiliates to, purchase and accept from Seller and/or its applicable Affiliates, free and clear of all Encumbrances (other than Permitted Encumbrances) all of Seller's and/or its applicable Affiliates' right, title and interest existing at the Closing (wherever located) in and to the following assets, but excluding the Excluded Assets (collectively, the "Purchased Assets"):

    the real property legally described on Exhibit 2.1(a)(i), together with all buildings, fixtures, improvements and appurtenances thereto (the "Arlington Plant Site");

    subject to Section 3.15, the real property legally described on Exhibit 2.1(a)(ii), together with all buildings, fixtures, improvements and appurtenances thereto (the "Nampa Plant Site");

    the furnishings, furniture, office equipment, supplies, spare, replacement and component parts, tools, machinery, production equipment, testing equipment, vehicles, other equipment and tangible personal property that are (A) expressly identified and set forth on Exhibit 2.1(a)(iii), or (B) located at the Transferred Plant Sites (collectively, the "Transferred Equipment");

    production records and other records expressly identified and set forth on Exhibit 2.1(a)(iv) (collectively, the "Transferred Records");

    subject to the receipt of all required consents of applicable third parties, the contracts expressly identified and set forth on Exhibit 2.1(a)(v) (collectively, the "Transferred Contracts");

    the Know-How expressly identified and set forth on Exhibit 2.1(a)(vi) (collectively, the "Transferred Know-How");

    the patents and pending applications therefor expressly identified and set forth on Exhibit 2.1(a)(vii) (collectively, the "Transferred Patents");

    the germplasm expressly identified and set forth on Exhibit 2.1(a)(viii) (collectively, the "Transferred Germplasm");

    RESERVED;

    the inventories of parent and research alfalfa seed identified and set forth on Exhibit 2.1(a)(x);

    all inventories of alfalfa seed, and all of Seller's rights to the alfalfa seed harvested in the fall of 2014, in each case as identified and set forth on Exhibit 2.1(a)(xi) (collectively, the "Inventory Seed");

    to the extent transferable, all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including (without limitation) un-liquidated rights under manufacturers' and vendors' warranties;

    to the extent transferable, the right to sue for past, present and future infringements and misappropriation of the Transferred Know-How, Transferred Patents and Transferred Germplasm that have occurred, are occurring or will occur, including the right to sue for injunctive relief and damages for such infringements and misappropriations and to retain all damages collected in connection therewith;

    to the extent transferable, the Plant Variety Protection Certificates expressly identified and set forth on Exhibit 2.1(a)(xiv) (collectively, the "Transferred PVPs"); and

    all goodwill to the extent related to the Purchased Assets.

  Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include any of the following (the "Excluded Assets"):

    any cash, cash equivalents or accounts and notes receivable;

    the furnishings, furniture, office equipment, supplies, spare, replacement and component parts, tools, machinery, production equipment, testing equipment, computer hardware, other equipment and tangible personal property that are expressly identified and set forth on Exhibit 2.1(b)(ii) (the "Excluded Equipment");

    any performance and other bonds, security and other deposits, advance or prepaid payments, prepaid expenses, prepaid credits and deferred charges (including any of the same arising from or relating to the sale of Products by Seller or any of its Affiliates);

    except as expressly identified as a Purchased Asset in Section 2.1(a), any rights related to any intellectual property owned, licensed or used by Seller or its Affiliates, including any Know-How, trademarks, patents or plant variety protection certificates;

    except as expressly identified as a Purchased Asset in Section 2.1(a), any rights related to any germplasm owned, licensed or used by Seller or its Affiliates;

    any asset, right, title, interest or property unless such asset, right, title, interest or property is expressly identified in Section 2.1(a) as a Purchased Asset;

    the inventories of seed described on Exhibit 2.1(b)(vii) located, as of the Closing Date, at either of the Transferred Plant Sites (the "Excluded Seed"); or

    any rights that accrue or will accrue to Seller or any of its Affiliates under this Agreement or any other Transaction Document.

  Assumed Liabilities. Effective as of the Closing, Buyer shall assume, and/or shall become responsible for, as applicable, and agrees to pay, discharge or perform, as appropriate, when due the following Liabilities, excluding herefrom any Liability arising out of or relating to any Pre-Closing Environmental Condition unless the Environmental Consultant shall deliver a Clean Report in respect of any Transferred Plant Site, in which case this exclusion shall not apply to Pre-Closing Environmental Conditions with respect to such Transferred Plant Site (such Liabilities collectively, the "Assumed Liabilities"):

    any Liability arising out of or relating to the Purchased Assets to the extent that any such Liability is for, relates to and arises during time periods after the Closing Date (including any such Liability arising out of or relating to any Third-Party Claim), including, without limitation, all amounts payable pursuant to the grower contracts included as Transferred Contracts to the extent relating to Inventory Seed;

    except as expressly provided in the Distribution Agreement or the Production Agreement, any Liability arising out of or relating to the sale of Products by or on behalf of Buyer or its Affiliates (including, without limitation, sales of Products by or through Buyer's or its Affiliates' distributors, resellers or agents (other than (A) Seller and (B) distributors, resellers or agents acting on behalf of Seller)) to the extent that any such Liability is for, relates to and arises during time periods after the Closing Date (including any and all storage and warehouse costs associated with Products incurred and related to time periods after the Closing Date);

    any Tax Liability assessed against or with respect to (A) the Purchased Assets at any time after the Closing Date, or (B) except as expressly provided in the Distribution Agreement or the Production Agreement, the sale of Products by or on behalf of Buyer or its Affiliate (including, without limitation, sales of Products by or through Buyer's or its Affiliates' distributors, resellers or agents (other than (I) Seller and (II) distributors, resellers or agents acting on behalf of Seller)) at any time after the Closing Date;

    any Liability arising out of or relating to the Transferred Employees to the extent that any such Liability is for, relates to and arises during time periods after the Closing Date;

    any accounts payable outstanding as of the Closing Date, to the extent such accounts payable are for and relate to any of the Inventory Seed; and

    any Liability arising out of or relating to any Post-Closing Environmental Condition.

  Excluded Liabilities. Buyer shall not assume or become responsible for the following Liabilities (such Liabilities collectively, the "Excluded Liabilities"), excluding herefrom (i) any Liability included in Section 2.1(c)(v) or Section 2.1(c)(vi), (ii) any Liability related to any Pre-Closing Environmental Condition or a Post-Closing Environmental Condition (which shall be the subject of Section 9.9, as applicable), and (iii) any Liability related to the Inventory Seed:

    any Liability arising out of or relating to the Purchased Assets to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing Date (including any such Liability arising out of or relating to any Third-Party Claim);

    any Liability arising out of or relating to Seller's and/or its Affiliates' sale of Products to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing Date;

    with the exception of Taxes identified in Section 5.5(b) or Taxes for which Seller pays to Buyer at Closing (if any) pursuant to Section 5.16, any Tax Liability assessed against or with respect to the Purchased Assets or Seller's and/or its Affiliates' sale of Products to the extent that any such Liability is for, relates to and arises during time periods on or prior to the Closing Date; and

    any Liability arising out of or relating to the Transferred Employees to the extent that any such Liability both (A) is for, relates to and arises during time periods on or prior to the Closing Date, and (B) is not otherwise assumed by Buyer and/or its Affiliates pursuant to Section 5.9 or any other Transaction Document.

2.2   PURCHASE PRICE

  In consideration for Seller's and/or its Affiliates' sale, assignment and delivery of the Purchased Assets to Buyer and/or its Affiliates, and Seller's and its Affiliates' performance of their respective obligations contained in this Agreement, at the Closing, Buyer shall (i) pay, or cause to be paid, by wire transfer of immediately available funds to Seller, an aggregate amount equal to Twenty-Seven Million United States Dollars ($27,000,000), and (ii) deliver, or cause to be delivered, to Seller, the Promissory Note.

  As soon as practicable after the Closing Date, Seller and Buyer shall, in good faith, attempt to agree on an allocation of the Purchase Price among the Purchased Assets and the covenants contained herein and in the other Transaction Documents in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder; provided, however, that if Seller and Buyer are unable to mutually agree on such allocation on or before one hundred twenty (120) days after the Closing Date, it is understood and agreed that Seller and Buyer may each allocate the Purchase Price in the manner each deems to be appropriate without binding effect on the other. If the parties agree as to the allocation of the Purchase Price, the parties shall report for all Tax purposes the allocation of the Purchase Price in a manner consistent with such allocation and shall take no Tax position inconsistent or contrary thereto. Notwithstanding anything to the contrary in this Section 2.2(b), Seller has engaged an independent appraiser in Idaho and in Wisconsin (each, an "Appraiser"), to determine the fair market value of the applicable Transferred Plant Sites. Seller and Buyer will allocate the Purchase Price with respect to the Arlington Plant Site (the "APS Purchase Price") in accordance with such appraised value determined by the applicable Appraiser. Seller and Buyer will allocate the Purchase Price with respect to the Nampa Plant Site (the "NPS Purchase Price") in accordance with such appraised value determined by the applicable Appraiser. For the avoidance of doubt, payment by Buyer of the APS Purchase Price and the NPS Purchase Price shall be made at, and included as part of the Purchase Price paid at, the Closing.

  On the date that is one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer a statement (an "Estimated Reimbursement Statement") setting forth Seller's good faith estimate of the amount of (i) the aggregate amount of all internal and external costs and expenses incurred by Seller or its Affiliates with respect to the purchase, production, harvesting, transportation, cleaning, treating, conditioning and storage of Inventory Seed as of the Closing Date, including any payments made by Seller or its Affiliates to growers with respect to the Inventory Seed minus (ii) One Million, Five Hundred Thousand United States Dollars ($1,500,000) (such estimated amount specified in the Estimated Reimbursement Statement, the "Estimated Inventory Seed Reimbursement"), together with reasonable supporting documentation with respect to such internal and external costs and expenses. For the avoidance of doubt, the Estimated Inventory Seed Reimbursement will not include any accounts payable assumed by Buyer pursuant to Section 2.1(c)(v). On or before January 5, 2015, Buyer shall pay, or cause to be paid, to Seller, by wire transfer to an account designated by Seller, an aggregate amount equal to the Estimated Inventory Seed Reimbursement.

  No later than thirty (30) days following the Closing Date, Seller shall deliver to Buyer a statement (the "Closing Reimbursement Statement") setting forth an amount equal to (i) the actual aggregate amount of all internal and external costs and expenses incurred by Seller or its Affiliates with respect to the purchase, production, harvesting, cleaning, transportation, treating, conditioning and storage of Inventory Seed as of the Closing Date, including any payments made by Seller or its Affiliates to growers with respect to the Inventory Seed minus (ii) One Million, Five Hundred Thousand United States Dollars ($1,500,000) (such amount specified in the Closing Reimbursement Statement, the "Actual Inventory Seed Reimbursement"). If Buyer disagrees with the amounts of, or the calculation of, the Actual Inventory Seed Reimbursement as set forth in the Closing Reimbursement Statement, then Buyer shall give Seller written notice of such objection (the "Protest Notice") no later than thirty (30) days following delivery of the Closing Reimbursement Statement, which notice shall include a reasonably detailed statement of the basis of the objection. If the Protest Notice is timely, then Seller and Buyer shall negotiate, in good faith, to reach an agreement on the Actual Inventory Seed Reimbursement. If Seller and Buyer are able to resolve their dispute on or before thirty (30) days after receipt of the Protest Notice, then Seller and Buyer shall jointly revise the Closing Reimbursement Statement to reflect their agreement (the "Revised Reimbursement Statement"), which shall be binding and conclusive. If Seller and Buyer do not resolve their dispute with respect to any matter specified in such Protest Notice on or before thirty (30) days after delivery of the Protest Notice, then either Buyer or Seller may submit such dispute for resolution in accordance with the procedures set forth in Section 10.3.

  No later than thirty (30) days following the later of (A) if a Protest Notice is not timely delivered in accordance with Section 2.2(d), the delivery of the Closing Reimbursement Statement, (B) if a Protest Notice is timely delivered in accordance with Section 2.2(d) and such dispute is resolved among Buyer and Seller, the completion of the Revised Reimbursement Statement, or (C) if a Protest Notice is timely delivered in accordance with Section 2.2(d) and such dispute is submitted for resolution in accordance with Section 10.3, the determination of the Actual Inventory Seed Reimbursement pursuant to the procedures set forth in Section 10.3, if the Actual Inventory Seed Reimbursement (as finally determined in accordance with the procedures set forth in Section 2.2(d)) is less than the Estimated Inventory Seed Reimbursement, then Seller shall pay to Buyer the difference between the Estimated Inventory Seed Reimbursement minus the Actual Inventory Seed Reimbursement; or

    if the Actual Inventory Seed Reimbursement (as finally determined in accordance with the procedures set forth in Section 2.2(d)) is greater than the Estimated Inventory Seed Reimbursement, then Buyer shall pay to Seller the difference between the Actual Inventory Seed Reimbursement minus the Estimated Inventory Seed Reimbursement.

  Payments of such amounts shall be made in immediately available funds by wire transfer to such bank account(s) as the party receiving the payment shall specify to the paying party.

2.3   CLOSING

The closing of the purchase and sale of the Purchased Assets (the "Closing") shall take place at the offices of Seller's attorney located in Wilmington, Delaware, USA, or at such other place or in such other manner as shall be mutually agreed upon by the parties, on (a) the last Business Day of the month in which all of the conditions to the Closing in Articles 6 and 7 are satisfied or waived by the party entitled to waive such condition(s), or (b) at such other date and time as shall be mutually agreed upon by the parties in writing (the date on which the Closing occurs, the "Closing Date"). The Closing shall be effective as of 11:59:59 pm Eastern Time on the Closing Date. Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement.

2.4   EARN-OUT PAYMENTS

  On or prior to October 15, 2017, Buyer shall deliver (or cause to be delivered) to Seller a statement (the "Earn-Out Statement"), with reasonable supporting documentation, setting forth the "Average Earn-Out Units", calculated as the quotient derived from:

  (i) the sum of:

  (A) the aggregate number of units of commercial alfalfa seed products that were derived from the Transferred Germplasm and sold by or on behalf of Buyer or its Affiliates between January 1, 2015 and September 30, 2017 (exclusive of any such sales made to Seller or its Affiliates pursuant to the Distribution Agreement); plus

  (B) the aggregate of (I) the greater of (a) 178,458 or (b) the number of units of commercial alfalfa seed products set forth in Schedule 2.3.2 of the Distribution Agreement for the 2015 Sales Year, (II) the number of units of commercial alfalfa seed products set forth in Schedule 2.3.2 of the Distribution Agreement for the 2016 Sales Year, (III) the number of units of commercial alfalfa seed products set forth in the Initial Demand Plan, or, if applicable, the Revised Demand Plan, for the 2017 Sales Year, and (IV) the number of units of Pioneer Products purchased pursuant to Section 2.3.4 of the Distribution Agreement between January 1, 2015 and September 30, 2017 (as the terms Sales Year, Initial Demand Plan, Revised Demand Plan and Pioneer Products are defined in the Distribution Agreement); plus

  (C) the aggregate of (I) the 2015 Contracted Amount (as such term is defined in the Production Agreement), (II) the greater of (a) the number of units of commercial alfalfa seed products purchased by or on behalf of Seller for calendar year 2016 pursuant to the terms of the Production Agreement or (b) the product of the number of acres specified in Exhibit F to the Production Agreement multiplied by fourteen (14), and (III) the greater of (a) the number of units of commercial alfalfa seed products purchased by or on behalf of Seller for calendar year 2017 pursuant to the terms of the Production Agreement or (b) the product of the number of acres specified in the Initial Demand Plan, or, if applicable, the Revised Demand Plan (as such terms are defined in the Production Agreement) multiplied by fourteen (14);

  divided by

  (ii) three (3).

  For the avoidance of doubt, the Earn-Out Statement shall specify the number of units of commercial alfalfa seed products described in each of Section 2.4(a)(i)(A)-(C) above. On October 31, 2017, Buyer shall pay to Seller an aggregate amount (the "Earn-Out Payment") equal to (i) $2,500,000, if the Average Earn-Out Units is equal to or greater than 185,000 and less than 225,000, (ii) $3,750,000, if the Average Earn-Out Units is equal to or greater than 225,000 and less than 250,000, or (iii) $5,000,000, if the Average Earn-Out Units is equal to or greater than 250,000, which Earn-Out Payment shall be advanced by Seller pursuant to the terms of the Promissory Note and payable by Buyer in accordance with the terms thereof.

  If Seller disagrees with the calculation of the Average Earn-Out Units set forth in the Earn-Out Statement and/or the calculation of the Earn-Out Payment, then, within thirty (30) days following its receipt of the Earn-Out Statement (the "Review Period"), Seller shall give Buyer written notice of such objection, which notice shall include a statement of the basis of such objection (a "Dispute Notice").  If Seller does not deliver a Dispute Notice during the applicable Review Period, then the calculation of the Average Earn-Out Units set forth in the Earn-Out Statement and the Earn-Out Payment made by Buyer pursuant to Section 2.4(a) above shall be final, conclusive and binding on Buyer and Seller. If Seller does deliver a Dispute Notice to Buyer during the Review Period, Buyer and Seller shall attempt to resolve the matters raised in the Dispute Notice in good faith and, if successful, shall proceed as promptly as possible thereafter to amend the Earn-Out Statement and, if necessary and if prior to the payment of all outstanding amounts due under, the Promissory Note. If any such matters remain unresolved by the date that is thirty (30) days after the date on which the Dispute Notice was delivered to Buyer, then either Buyer or Seller may submit such dispute for resolution in accordance with the procedures set forth in Section 10.3.  The parties acknowledge and agree that, if any dispute described in this Section 2.4(b) is resolved on or after December 31, 2017, all amounts payable upon the resolution of such disputes shall be made by wire transfer of immediately available funds to the account specified by the party entitled to receive such payment.

  If, prior to Buyer's payment of the Earn-Out Payment, there is a direct or indirect sale, exchange, or other transfer of more than 50% of the capital stock of Buyer (whether by the issues or sale of equity, merger, consolidation or otherwise) to a person or entity that is not controlled by Buyer or a sale of all or substantially all of the assets of Buyer (a "Change of Control"), then no later than fifteen (15) days after the Change of Control, (i) Buyer shall deliver to Seller a statement (a "Change of Control Statement"), with reasonable supporting documentation, setting forth the Average Earn-Out Units, provided that, in calculating the Average Earn-Out Units pursuant to Section 2.4(a), references therein to September 30, 2017 shall be deemed to refer instead to the date upon which the Change of Control shall have been consummated (the "Change of Control Average Earn-Out Units"), and (ii) pay to Seller, in full satisfaction of its obligation under this Section 2.4, an amount in cash equal to the greater of (i) the amount that the Earn-Out Payment would equal, as calculated in accordance with Section 2.4(a), if based upon the Change of Control Average Earn-Out Units instead of the Average Earn-Out Units, or (ii) Two Million, Five Hundred Thousand United States Dollars ($2,500,000). If Seller disagrees with the calculation of the Change of Control Average Earn-Out Units set forth in the Change of Control Statement and/or the calculation of the payment described in this Section 2.4(c), then Seller and Buyer shall resolve such dispute in accordance with the procedures set forth in Section 2.4(b).

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in Seller's Disclosure Schedules or as set forth in this Article 3, Seller hereby represents and warrants to Buyer (a) as of the date of this Agreement, and (b) as of the Closing Date, as follows:

3.1   ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS

  Each of Seller and each Affiliate of Seller (i) that owns any of the Purchased Assets or (ii) that is, or will be at the Closing, a party to any Transaction Document, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller and its applicable Affiliates are duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Purchased Assets requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

  Each of Seller and each Affiliate of Seller (i) that owns any of the Purchased Assets or (ii) that is, or will be at the Closing, a party to any Transaction Document, has the requisite power and authority to (x) own the Purchased Assets owned by it, (y) execute and deliver the Transaction Documents to which it is or will be a party and (z) consummate the Contemplated Transactions required to be consummated by it. Seller has duly executed and delivered this Agreement, and this Agreement, together with the other Transaction Documents, shall constitute the legal, valid and binding obligation of Seller and its relevant Affiliates, as the case may be, enforceable against Seller and its relevant Affiliates, as the case may be, in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, and court discretion in granting equitable remedies.

  Except as set forth in Schedule 3.1(c) of Seller's Disclosure Schedules, neither Seller's nor any of its Affiliates' execution, delivery or performance of the Transaction Documents to which it is party, nor Seller's or its applicable Affiliates' consummation of the Contemplated Transactions, will:

    result in a violation of or be in conflict with any of the constituent documents of Seller or its Affiliates or any resolution currently in effect adopted by the board of directors or management organization of Seller or its Affiliates;

    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller or any of its Affiliates is a party or by which it or any of its properties or assets may be bound, excluding from the foregoing in this clause (ii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or have an adverse effect on the ability of Seller and its Affiliates to consummate the Contemplated Transactions in any material respect;

    violate any Legal Requirement or Order applicable to Seller, its Affiliates or any of their respective properties or assets, excluding from the foregoing in this clause (iii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or have an adverse effect on the ability of Seller and its Affiliates to consummate the Contemplated Transactions in any material respect; or

    give any Governmental Body the right to challenge any of the Contemplated Transactions.

  Except as set forth in Schedule 3.1(d) of Seller's Disclosure Schedules, none of Seller or its Affiliates is required to give any notice to, or obtain any Consent from, any (i) Governmental Body, (ii) Person pursuant to any written contract or agreement or (iii) management organization or stockholders of Seller or its Affiliates, as applicable, in connection with the execution and delivery of the Transaction Documents or the consummation of the Contemplated Transactions.

3.2   TITLE

Except as set forth in Schedule 3.2 of Seller's Disclosure Schedules:

  Seller and/or its applicable Affiliate(s) are the record and beneficial owners of, and have good and marketable title to, the Purchased Assets, free and clear of Encumbrances, except for Permitted Encumbrances;

  each of Seller and/or its applicable Affiliates has the right, power and authority to sell, assign and deliver the Purchased Assets owned by it to Buyer or its Affiliates free and clear of Encumbrances, other than Permitted Encumbrances; and

  each of Seller and/or its applicable Affiliates has the right, power and authority to lease or license assets leased or licensed under the Transaction Documents.

3.3   LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS

  Except as set forth in Schedule 3.3(a) of Seller's Disclosure Schedules, there are no Proceedings pending or, to Seller's Knowledge, Threatened, against Seller or its Affiliates, (i) involving the Purchased Assets, the Products or the Transferred Employees, or (ii) that question the validity of this Agreement or the Contemplated Transactions or any action taken or to be taken by Seller or its Affiliates in connection with this Agreement or the Contemplated Transactions.

  Except as set forth in Schedule 3.3(b) of Seller's Disclosure Schedules, none of Seller or its Affiliates is in violation of any material Legal Requirement relating to the Purchased Assets, the Products or the Transferred Employees.

3.4   BROKERS OR FINDERS

Except as set forth in Schedule 3.4 of Seller's Disclosure Schedules, none of Seller or any of its Affiliates has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

3.5   ABSENCE OF CHANGE

Except as set forth in Schedule 3.5 of Seller's Disclosure Schedules, since April 30, 2014, (i) the Purchased Assets have been operated in the Ordinary Course of Business and (ii) there has not been:

  any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

  any acceptance by Seller or its Affiliates of orders for the sale of Products that was not in the Ordinary Course of Business or that involved a material change in or to the regular price, credit or distribution policies;

  any sale, assignment, pledge, Encumbrance or transfer or material impairment of any Purchased Assets by Seller or its Affiliates that was not in the Ordinary Course of Business;

  any material increase or decrease in the stocks of Products sold by Seller or its Affiliates, other than in the Ordinary Course of Business;

  any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Purchased Assets having a value, in the aggregate, in excess of One Hundred Thousand United States Dollars ($100,000);

  as of the date of this Agreement, any receipt of notice of termination of any Transferred Contract;

  any transfer or grant of any rights under, or entry into any contract or agreement regarding any Transferred Intellectual Property or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

  any institution, settlement or agreement to settle, any Proceeding relating to the Purchased Assets or any material adverse determination in any such Proceeding that was not in the Ordinary Course of Business;

  entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee, or any increase in benefits payable to any Employee under an existing severance or termination pay policies or employment agreements, or any increase in compensation, bonus or other benefits payable to any Employee, in each case other than in the Ordinary Course of Business; or

  any agreement by Seller or its Affiliates to take any of the actions specified in the foregoing items (a) through (i).

3.6   TRANSFERRED PLANT SITES

  Seller holds title to the Transferred Plant Sites in fee simple, subject to all Permitted Encumbrances. Except as set forth in Schedule 3.6(a) of Seller's Disclosure Schedules, no third party is in possession of any of the Transferred Plant Sites (or any portion thereof).

  The use of any Transferred Plant Sites, as presently used by Seller, does not violate in any material respect any local zoning or similar land use Legal Requirements. None of Seller nor any of its Affiliates is in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting any Transferred Plant Site except where such violation or noncompliance, individually or in the aggregate, is not or would not reasonably be expected to result in a Material Adverse Effect. No condemnation, eminent domain, expropriation or similar Proceeding is pending or, to Seller's Knowledge, Threatened, with respect to the Transferred Plant Sites.

  Except as set forth in Schedule 3.6(c) of Seller's Disclosure Schedules, as of the date of this Agreement, all of the buildings, fixtures and real property improvements on the Transferred Plant Sites are in good repair and good operating condition suitable for their current use, ordinary wear and tear excepted.

3.7   TRANSFERRED EQUIPMENT

Except as set forth in Schedule 3.7 of Seller's Disclosure Schedules or as indicated on Exhibit 2.1(a)(iii), (a) as of the date of this Agreement, each material item of Transferred Equipment is in good repair and good operating condition suitable for its current use, ordinary wear and tear excepted and (b) all Transferred Equipment used in connection with the operation of the Purchased Assets is in the possession of Seller or its Affiliates.

3.8   TRANSFERRED CONTRACTS

Except as set forth in Schedule 3.8 of Seller's Disclosure Schedules or as indicated on Exhibit 2.1(a)(v), each of the Transferred Contracts is valid and binding upon and enforceable against the parties thereto and in full force and effect, without the right of any other party to terminate such Transferred Contract as a result of the Contemplated Transactions without penalty, acceleration of maturity of any rights or obligations or other adverse consequence therewith. Seller is not, and to Seller's Knowledge, no counter-party to any Transferred Contract is, in material default under any Transferred Contract, nor to Seller' Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. At Closing, Seller shall deliver to Buyer complete copies of all Transferred Contracts.

3.9   TRANSFERRED INTELLECTUAL PROPERTY

Except as set forth in Schedule 3.9 of Seller's Disclosure Schedules:

  Seller has the exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Transferred Intellectual Property. Seller has not transferred ownership of, or agreed to transfer ownership of, or permitted any Person to, retain, any exclusive rights in, or provided joint ownership of, any Transferred Intellectual Property to any third party. To Seller's Knowledge, there has not been and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Transferred Intellectual Property by any third party.

  The Transferred Intellectual Property constitutes all of the germplasm, patents, Know-How and plant variety protection certificates owned by Seller or any of its Affiliates that is both used by Seller or its Affiliates in the production, distribution and sale of the Products and necessary for the production, distribution and sale of the Products, in each case, in all material respects in the same manner as currently produced, distributed or sold by Seller or its Affiliates in the Ordinary Course of Business.

  Neither Seller nor any of its Affiliates has granted any right or license, to any third party under the Transferred Intellectual Property.

  None of the Transferred Patents is subject to any pending re-examination, opposition, interference or litigation proceedings. All of the Transferred Patents have been filed and prosecuted in accordance with all applicable laws and have been maintained, with all applicable fees with respect thereto (to the extent such fees have come due) having been paid.

  None of the Transferred Patents have been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to Seller's Knowledge, Threatened action, suit, proceeding or claim by others challenging the validity or scope of any Transferred Patents.

  To Seller's Knowledge, no Employee is the subject of any claim or Proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (i) where the basis of such violation relates to such Employee's employment with Seller (or its Affiliates) or actions undertaken by the Employee while employed with Seller (or its Affiliates and (ii) where such violation is relevant to the Transferred Intellectual Property.

  None of Seller or any of its Affiliates has brought any Proceeding against any third party for infringement or misappropriation of any Transferred Intellectual Property. The Products, including the design, development, use, sale, provision, offer to sell and distribution of any Products, is not infringing, misappropriating or violating the intellectual property rights of any third party. No written claim or demand of any Person has been made nor is there any Proceeding that is pending or Threatened that challenges the rights of Seller or its Affiliates in respect of the Transferred Intellectual Property and none of the Transferred Intellectual Property is subject to any outstanding Order or stipulation by or with any Governmental Body. There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar obligations that do or may (i) restrict the rights of Seller to use, transfer, license or enforce any of the Transferred Intellectual Property, or (ii) grant any third party any right with respect to any Transferred Intellectual Property.

3.10   RESERVED

3.11   EMPLOYEE MATTERS; EMPLOYEE BENEFITS

  Except as set forth on Schedule 3.11(a) of Seller's Disclosure Schedules, there are no employment or severance contracts with any Employees or collective bargaining agreements with respect to any Employees.

  Except as set forth on Schedule 3.11(b) of Seller's Disclosure Schedules, to Seller's Knowledge, as of the Business Day immediately preceding the date of this Agreement, no Employee has given written notice to Seller that he or she intends to terminate his or her employment with Seller or its applicable Affiliates in respect of the operation of the Purchased Assets.

  Seller has delivered or made available to Buyer the following information regarding each Employee, as of the date of this Agreement: (i) unique identification number; (ii) title or position (including whether full or part time); (iii) adjusted service date; (iv) current annual base compensation rate; and (v) annual target amount for commission, bonus or other incentive-based compensation.

  Schedule 3.11(d) of Seller's Disclosure Schedules contains a true and complete list of each material compensation, bonus, severance, insurance, welfare and pension plan, fund or program sponsored, maintained or contributed to, by or for Seller or its applicable Affiliates on behalf of the Employees, and Seller has delivered or made available to Buyer written summaries thereof.

  There are no labor unions representing any Employee in his or her capacity as an employee of Seller or its Affiliates. Seller and its Affiliates have not experienced any strikes, labor disputes, concerted refusal to work overtime, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any Employee. To Seller's Knowledge, none of Seller or its Affiliates has engaged in any unfair labor practices within the meaning of the National Labor Relations Act with respect to any Employee.

3.12   TAXES

Except as set forth in Schedule 3.12 of Seller's Disclosure Schedules, Seller and its Affiliates have timely paid when due all Taxes which have been required to be paid on or prior to the date of this Agreement with respect to Seller's or its Affiliates' sale of the Purchased Assets, the non-payment of which would result in an Encumbrance (other than any Permitted Encumbrance) thereon or would otherwise adversely the Purchased Assets or would result in Buyer becoming liable or responsible therefor.

3.13   ENVIRONMENTAL LAWS

Except as set forth in Schedule 3.13 of Seller's Disclosure Schedules, or as identified in the Baseline Environmental Condition Reports:

  Seller and its Affiliates are in material compliance with all applicable Environmental Laws in connection with (i) Seller's and its Affiliates' ownership and operation of the Transferred Plant Sites and (ii) Seller's and its Affiliates' production and distribution of the Products;

  Neither Seller nor any of its Affiliate has received in the five (5) years immediately preceding the date of this Agreement, any written notice or other written communication from a Governmental Body that (i) Seller's or its Affiliate's ownership and operation of the Transferred Plant Sites materially violates any Environmental Law or (ii) Seller's or its Affiliates' production and distribution of the Products materially violates any Environmental Law;

  None of Seller, any of its Affiliates or any of the Transferred Plant Sites, have, in the two (2) years immediately preceding the date of this Agreement, been subject to any on-going or previous investigation by, Order from or agreement with any Person respecting (i) any Environmental Law, or (ii) any remedial action arising from the Release or threatened Release of a Hazardous Material into the Environment, in each case with respect to Seller's or its Affiliate's ownership and operation of the Transferred Plant Sites or the production and distribution of Products;

  None of Seller or any of its Affiliates is subject to any Order or Notice of Violation alleging or addressing a violation of or liability under any Environmental Law, in each case with respect to Seller's or its Affiliate's ownership and operation of the Transferred Plant Sites or the production and distribution of Products;

  Seller or each applicable Affiliate has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Material or reporting a spill or Release of a Hazardous Material into the Environment, in all events with respect to Seller's or its Affiliate's ownership and operation of the Transferred Plant Sites or the production and distribution of Products, except where the failure to file any such notices, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

  To Seller's Knowledge, there is no asbestos containing material or lead based paint containing materials in at, on, under or within the Transferred Plant Sites;

  Neither Seller nor any of its Affiliates has, in the two (2) years immediately preceding the date of this agreement, received any written notice to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Hazardous Material, in all events at the Transferred Plant Sites; and

  There have been no Releases or to Seller's Knowledge, threatened Releases of any Hazardous Materials into, on or under any of the Transferred Plant Sites by Seller or its Affiliates or, to Seller's Knowledge, any other Person, in any case in such a way as to create any Liability (including the costs of investigation and remediation) under any applicable Environmental Law.

Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties contained in this Section 3.13 are Seller's exclusive representations and warranties with respect to any environmental matters of any kind (including environmental Damages, Environmental Laws, Environmental Conditions and Hazardous Materials).

3.14   INVENTORY

Except as set forth in Schedule 3.14 of Seller's Disclosure Schedules:

(a) Inventory Seed (exclusive of any Inventory Seed described in the third berger dot on Exhibit 2.1(a)(xi)) that has been harvested as of the date of this Agreement or as of the Closing Date, as applicable, has been harvested, cleaned, conditioned and treated (if applicable) consistent with Seller's past practices in the Ordinary Course of Business; and

(b) All Inventory Seed (exclusive of any Inventory Seed described in the third berger dot on Exhibit 2.1(a)(xi)) that has been harvested as of the date of this Agreement has, to the extent inspected and the results thereof have been received by Seller as of the date hereof, satisfied all material quality inspections completed by Seller in the Ordinary Course of Business.

3.15   WATER RIGHTS

Notwithstanding anything contained in this Agreement or the Warranty Deed (Nampa) to the contrary, Buyer acknowledges and agrees that Seller has not made, and hereby makes, no representation or warranty to Buyer concerning (i) Seller's right, title, or interest in or to water rights or entitlements to use water associated with the Purchased Assets, if any ("Water Rights"), (ii) the existence, condition, value, quality, or reliability of any Water Rights, or (iii) the suitability or fitness of any Water Rights for Buyer's intended purposes or any purpose. This provision shall survive Closing and shall not merge into the Warranty Deed (Nampa).

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in Buyer's Disclosure Schedules or as set forth in this Article 4, Buyer hereby represents and warrants to Seller (a) as of the date of this Agreement, and (b) as of the Closing Date, as follows:

4.1   ORGANIZATION; AUTHORITY; NO CONFLICT; CONSENTS

  Each of Buyer and each Affiliate of Buyer (i) that will purchase from Seller or its Affiliates any of the Purchased Assets or (ii) that is, or will be at the Closing, a party to any Transaction Document, is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

  Each of Buyer and each Affiliate of Buyer (i) that will purchase from Seller or its Affiliates any of the Purchased Assets or (ii) that is, or will be at the Closing, a party to any Transaction Document, has the requisite power and authority to (x) own the Purchased Assets to be licensed or purchased by it, (y) execute and deliver the Transaction Documents to which it is a party and (z) consummate the Contemplated Transactions to be consummated by it. Buyer and its applicable Affiliates have duly executed and delivered this Agreement, and this Agreement, together with the other Transaction Documents, constitutes the legal, valid and binding obligation of Buyer and its applicable Affiliates, enforceable against Buyer and its applicable Affiliates in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and court discretion in granting equitable remedies.

  Except as set forth in Schedule 4.1(c) of Buyer's Disclosure Schedules, none of Buyer's or any of its Affiliates' execution, delivery or performance of the Transaction Documents to which it is a party, nor Buyer's or its applicable Affiliate's consummation of the Contemplated Transactions, will:

    result in a violation of any of the constituent documents of Buyer or its Affiliates or any resolution currently in effect adopted by the board of directors or management organization of Buyer or its Affiliates;

    result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which it or any of its properties or assets may be bound excluding from the foregoing in this clause (ii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Buyer's ability to consummate the Contemplated Transactions in any material respect;

    violate any Legal Requirement or Order applicable to Buyer, its Affiliates or any of their respective properties or assets excluding from the foregoing in this clause (iii) such violations, breaches or defaults which would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Buyer's ability to consummate the Contemplated Transactions in any material respect; or

    give any Governmental Body the right to challenge any of the Contemplated Transactions.

  Except as set forth in Schedule 4.1(d) of Buyer's Disclosure Schedules, none of Buyer or its Affiliates is required to give any notice to, or obtain any Consent from, any (i) Governmental Body, (ii) Person pursuant to any written contract or agreement or (iii) management organization, stockholders or members of Buyer or its Affiliates, in connection with the Contemplated Transactions.

4.2   LITIGATION; COMPLIANCE WITH LEGAL REQUIREMENTS

  There are no Proceedings pending or, to Buyer's knowledge, Threatened, against Buyer or any of its Affiliates, that question the validity of this Agreement or the Contemplated Transactions or any action taken or to be taken by Buyer or its Affiliates in connection with this Agreement or the Contemplated Transactions.

  None of Buyer or any of its Affiliates is in material violation of any Legal Requirement which violations, individually or in the aggregate, would have a material adverse effect on Buyer's or its Affiliates' ability to perform its obligations under this Agreement or consummate the Contemplated Transactions.

4.3.   BROKERS OR FINDERS

None of Buyer or any of its Affiliates has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

4.4   PAYMENTS OF BUYER

  Buyer or its Affiliates have, or will have at the time of the applicable payment, sufficient cash on hand or available borrowing capacity under its existing lines of credit to pay the Purchase Price and the other payments required to be paid by Buyer or its Affiliates under this Agreement and the other Transaction Documents, as provided herein and therein.

  Except as set forth in Schedule 4.4(b) of Buyer's Disclosure Schedules, as of the Closing, there are no contracts, arrangements or understanding to which Buyer or any of its Affiliates is a party that would impose on the Purchased Assets any liens, claims, Encumbrances, or other interests of any kind or nature (whether legal, equitable, contingent or noncontingent), or otherwise permit any Person to assert, prosecute or otherwise pursue claims against the Purchased Assets.

4.5   Inspections; No Other Representations

Buyer, for and on behalf of itself and its Affiliates, hereby acknowledges and agrees that, except as expressly provided otherwise in this Agreement, the Purchased Assets are licensed or sold, as applicable, "as is" and "where is" and Buyer agrees to accept, and to cause its applicable Affiliates to accept, the Purchased Assets in the condition they are in at the Closing Date. Buyer, for and on behalf of itself and its Affiliates, hereby acknowledges and agrees that (a) Buyer has conducted its own investigation and due diligence with respect to (i) the Purchased Assets, (ii) the Products, and (iii) the Contemplated Transactions, and (b) except as expressly set forth in Article 3 (and the related portions of Seller's Disclosure Schedules and Exhibits expressly referenced in Article 3), neither Seller nor any other Person has made any representation or warranty (express or implied) of any kind (including as to accuracy or completeness) on behalf of Seller or its Affiliates with respect to the Purchased Assets, the Products, the Contemplated Transactions, Seller, its Affiliates or their respective operations and/or any matter relating thereto (including with respect to (i) the future performance of the Purchased Assets or the Products, (ii) any projections, estimates or budgets delivered or made available to Buyer or any of its Affiliates, or Buyer's or any of its Affiliates' counsel, accountants or advisors of future revenues, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof), future business or future operations or (iii) any other information and/or documents delivered or made available to Buyer or any of its Affiliates, or Buyer's or any of its Affiliates' counsel, accountants or advisors, or any omissions therefrom, in all events with respect to the Purchased Assets, the Products, the Contemplated Transactions, Seller, its Affiliates or their respective operations, and/or any matter relating thereto (including any information and/or documents delivered or made available during or in connection with Buyer's or any of its Affiliates' due diligence and any information and/or documents delivered or made available in any "data room")) and Buyer, for and on behalf of itself and its Affiliates, hereby expressly disclaims reliance on any representation or warranty (express or implied) of any kind (including as to accuracy or completeness) except for those representations and warranties expressly set forth in Article 3 (and the related portions of Seller's Disclosure Schedules and Exhibits expressly referenced in Article 3). Buyer, for and on behalf of itself and its Affiliates, acknowledges and agrees that, in making its decision to enter into this Agreement and the Contemplated Transactions, Buyer is relying exclusively on (A) its own independent investigation, inspection, examination, review, analysis and determination and (B) the representations and warranties expressly set forth in Article 3 (and the related portions of Seller's Disclosure Schedules and Exhibits expressly referenced in Article 3).

ARTICLE 5.   COVENANTS

5.1   EXECUTION AND DELIVERY OF OTHER TRANSACTION DOCUMENTS

At or prior to the Closing, and in addition to entering into and delivering this Agreement, Seller and Buyer shall, and/or shall cause their respective applicable Affiliates to, enter into and deliver the other Transaction Documents required to be entered into and delivered by such parties at or prior to the Closing.

5.2   ACCESS AND INVESTIGATION

  Between the date of this Agreement and the Closing Date, Seller shall afford Buyer and its representatives, during normal business hours and upon reasonable notice to Seller, access to Seller's operational and functional managers who have direct responsibility for the Products, solely to the extent relating to the Purchased Assets (other than the Transferred Contracts) and solely for purposes of Buyer's transition planning; provided, however, that in no event shall such access unreasonably interrupt Seller's business operations or conflict with Seller's proprietary or competitive business interests, which, for the avoidance of doubt, shall include any interest required to comply with applicable Legal Requirements, preserve any applicable attorney-client privilege, or legal or contractual third-party confidentiality obligations; and provided, further, that in no event shall Buyer's satisfaction with the results of transition planning be a condition precedent to the Closing. Any access or investigation pursuant to this Section 5.2 shall be conducted in such manner as to comply with all applicable competition and antitrust Legal Requirements and all confidentiality requirements under any contracts, agreements or other arrangements with any third-party, and not to interfere unreasonably with the conduct of the operations of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller in this Agreement.

  After the Closing, Buyer shall, and shall cause its Affiliates and their respective employees and agents to, subject to any Legal Requirements and any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual third-party confidentiality obligations, (i) afford Seller and its Affiliates and their respective employees and agents reasonable access, during normal business hours and upon reasonable prior notice, to the Purchased Assets and Buyer's and its Affiliates' properties, contracts, books and records and other documents and data and (ii) make Buyer's and its Affiliates' employees reasonably available to Seller and its Affiliates, in each case, to the extent reasonably requested by Seller in connection with (A) any item for which indemnification is being sought pursuant to this Agreement or any other Transaction Document, (B) any good faith effort of Seller or any of its Affiliates to enforce any of its rights under this Agreement or any other Transaction Document, (C) any inquiry directed to Seller or its Affiliates from any Governmental Body, or any response or submission by Seller or its Affiliates to any Governmental Body, with respect to (I) the Products, (II) the Purchased Assets, (III) this Agreement or any other Transaction Document or (IV) solely with respect to the Transferred Employees, any other matter with respect to which any Transferred Employee would reasonably be expected to have knowledge in connection with or relating to their employment with Seller or its Affiliates or (D) any Proceeding brought by or against Seller or its Affiliates with respect to (I) the Products, (II) the

  Purchased Assets, (III) this Agreement or any other Transaction Document or (IV) solely with respect to the Transferred Employees, any other matter with respect to which any Transferred Employee would reasonably be expected to have knowledge in connection with or relating to their employment with Seller or its Affiliates.

  After the Closing, Seller shall, and shall cause its Affiliates and their respective employees and agents to, subject to any Legal Requirements and any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual third-party confidentiality obligations, (i) afford Buyer and its Affiliates and their respective employees and agents reasonable access, during normal business hours and upon reasonable prior notice, to Seller's and its Affiliates' properties, contracts, books and records and other documents and data and (ii) make Seller's and its Affiliates' employees reasonably available to Buyer and its Affiliates, in each case, to the extent reasonably requested by Buyer in connection with (A) any item for which indemnification is being sought pursuant to this Agreement or any other Transaction Document, (B) any good faith effort of Buyer or any of its Affiliates to enforce any of its rights under this Agreement or any other Transaction Document, (C) any inquiry directed to Buyer or its Affiliates from any Governmental Body, or any response or submission by Buyer or its Affiliates to any Governmental Body, with respect to (I) the Products, (II) the Purchased Assets, (III) this Agreement or any other Transaction Document or (IV) any Transferred Employee or (D) any Proceeding brought by or against Buyer or its Affiliates with respect to (I) the Products, (II) the Purchased Assets, (III) this Agreement or any other Transaction Document or (IV) any Transferred Employee.

5.3   CONFIDENTIALITY

  For purposes of this Agreement, "Confidential Information" means this Agreement, the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and any information disclosed by one party or its Affiliates or their representatives to the other party or its Affiliates or their representatives in connection with the Contemplated Transactions and identified in writing as "confidential" or similar notation. Except as otherwise permitted by this Agreement or the other Transaction Documents, a party shall not, and shall cause its Affiliates and their respective employees, consultants, agents and attorneys not to, disclose the Confidential Information of the disclosing party or its Affiliates or their representatives to any third party or use the Confidential Information except for purposes of this Agreement, the other Transaction Documents and the Contemplated Transactions without the prior written permission of the disclosing party for a period of five (5) years after the date of this Agreement; provided, that the foregoing obligations of confidentiality and restricted use shall not extend to information that is:

  already known at the time of its receipt by the receiving party, as shown by its prior written records; provided, however, that this exception does not apply to Seller with respect to the Purchased Assets;

  properly in the public domain through no fault of the receiving party;

    disclosed to the receiving party by a third party who may lawfully do so; or

    independently developed by or for the receiving party without use of the disclosing party's Confidential Information.

  Notwithstanding Section 5.3(a), a receiving party may disclose Confidential Information of the disclosing party required to be disclosed by applicable Legal Requirements or the rules or regulations of any U.S. or foreign securities exchange (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure, the receiving party shall use commercially reasonable efforts to (i) give the other party written notice of such requirement prior to any such disclosure and (ii) allow the other party reasonable time to take such steps as to limit such disclosure. The parties shall cooperate with one another in the good faith making or assertion of any available defense or privilege relating to the disclosure of the Confidential Information.

  Notwithstanding the foregoing, (i) a receiving party may disclose Confidential Information to its Affiliates, and their respective officers, directors, employees, consultants, agents and attorneys having a need to know for the purposes of consummating the Contemplated Transactions and who are subject to a confidentiality agreement or obligation at least as strict as this Section 5.3 and (ii) nothing contained in this Section 5.3 or elsewhere in this Agreement shall prevent or limit Seller or its Affiliates from disclosing information regarding the existence of this Agreement and the Contemplated Transactions (but not the terms and conditions hereof or thereof) to third parties to the extent necessary or desired in connection with the transfer or assignment of the Purchased Assets (including the Transferred Contracts) or to otherwise consummate the Contemplated Transactions as contemplated in this Agreement and/or the other Transaction Documents.

  Notwithstanding anything to the contrary contained in this Section 5.3, each party agrees that it shall, and shall cause its Affiliates and their respective officers, directors, employees, consultants, agents and attorneys to, (i) take reasonable measures to protect the secrecy, and avoid disclosure, except as expressly permitted by this Section 5.3, and unauthorized use, of the Confidential Information of the other party and its Affiliates and (ii) with respect to the Confidential Information of the other party and its Affiliates, take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

  Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, Seller or its applicable Affiliates may retain copies of any books, records, contracts, agreements or any other documents or materials transferred to Buyer for legal and regulatory compliance purposes only or for purposes of satisfying any of its obligations under the Transaction Documents.

  If this Agreement is terminated prior to the Closing, then, upon a disclosing party's written request, the receiving party shall, and shall cause its Affiliates to, return to the disclosing party or, at the disclosing party's option destroy, and certify to the disclosing party that the receiving party and its Affiliates have destroyed, all Confidential Information of the disclosing party and its Affiliates provided to the receiving party, its Affiliates and their respective employees, consultants, agents and attorneys in connection with the Contemplated Transactions.

5.4   PUBLICITY

No public release or announcement concerning this Agreement, any other Transaction Document or the Contemplated Transactions shall be issued by either party or its Affiliates without the prior written consent of the other party, except to the extent such release or announcement may be required by a Legal Requirement or the rules or regulations of any U.S. or foreign securities exchange, in which case the releasing party shall allow the other party reasonable time to comment on such release or announcement in advance of its issuance. Notwithstanding the foregoing, unless the parties otherwise agree in writing, Buyer and Seller shall cooperate and consult with each other to prepare a mutually acceptable joint press release (or substantially similar mutually acceptable separate press releases) to be issued following the execution of this Agreement, and thereafter, each party and its Affiliates may issue further press releases or public announcements without the consent of the other party so long as such further press releases or announcements are consistent with, and not broader in scope than, the mutually approved press release(s).

5.5   TRANSFER TAXES; PRO-RATIONS

  All transfer, documentary, stamp, sales, use, value added, goods and services, registration and other Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any other Transaction Document and/or the Contemplated Transactions shall be borne by either Buyer or Seller (or their respective Affiliates) as imposed on the applicable party in accordance with any applicable Legal Requirement. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in a timely manner in making all such filings, returns, reports and forms as may be required to comply with the provisions of all Legal Requirements with respect to such Taxes. Buyer will not deduct or withhold any amounts for Taxes from the Purchase Price.

  All ad valorem, real property, personal property and similar Taxes attributable to the Purchased Assets ("Property Taxes") applicable to any tax period that begins before and ends on or after the Closing shall be prorated based on the number of days in such period that occur before the Closing Date, on the one hand, and the number of days in such period that occur on or after the Closing Date, on the other hand, the amounts of such Property Taxes allocable to the portion of the period ending on the day immediately prior to the Closing Date being the responsibility of Seller and the remainder being the responsibility of Buyer. Buyer shall pay (or cause to be paid) prior to delinquency, all Property Taxes that become due on or after the Closing Date. Buyer shall send to Seller a statement accompanied by proof of actual payment of such Property Taxes by Buyer to the jurisdiction, then no later than forty-five (45) days following receipt of each such statement and proof of payment, Seller shall reimburse Buyer for such Seller's allocated portion of such Property Taxes.

  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation, or other Proceeding with respect to Taxes related to the Purchased Assets. Such cooperation shall include the retention (subject to each party's records retention policies and applicable law) and (upon the other party's request) the provision of records and information that are relevant to any such tax return or audit, litigation or other proceeding with respect to Taxes related to the Purchased Assets.

  Special assessments, ground rent, water, sewer, electric and other lienable charges imposed by any Governmental Body with respect to the Transferred Plant Sites shall be apportioned pro-rata at the time of Closing. Buyer agrees to pay any and all deposits which may be required by utility companies to switch utilities as of the date of Closing. Seller shall be entitled to the entire deposit amounts it paid to any utilities and any rebates or refunds relating to the time prior to Closing.

5.6   CERTAIN DOCUMENTS

Upon the request of a party, the other party shall, and shall cause its Affiliates to, execute, deliver and file, after good faith discussions, any and all agreements and other documents reflecting or incorporating all or any of the provisions contained in this Agreement to the extent such execution, delivery and/or filing is reasonably required by, or supports compliance with, any Legal Requirement, or is otherwise necessary, to effect the transfer of the Purchased Assets from Seller (or its Affiliates) to Buyer (or its Affiliates) as provided in this Agreement; provided, however, that nothing contained in such agreements and documents shall modify any of the provisions contained in this Agreement and in the event of a conflict between any provision contained in such agreements or documents and any provision contained in this Agreement, then the provision contained in this Agreement shall control.

5.7   NON-ASSIGNABLE ASSETS

Notwithstanding anything contained in this Agreement or any other agreement to the contrary, nothing in this Agreement or any other agreement shall be construed as an attempt by Seller or its Affiliates to transfer or assign to Buyer or its Affiliates any asset, if by its terms such asset is not transferable or assignable without the Consent of another party or parties unless such Consent shall have been given. If the transfer or assignment of such asset by Seller or its Affiliates to Buyer or its Affiliates requires the Consent of a third party and such third-party Consent is not obtained prior to the Closing, the parties shall proceed with the Closing, the parties shall use commercially reasonable efforts to obtain such third-party Consent after the Closing and, until such time as it shall have been obtained, the parties shall cooperate to provide that Buyer and/or its Affiliate shall receive the benefits under such asset which and when it would be entitled if such third-party Consent had been obtained at or prior to the Closing; provided, that (a) Seller will promptly pay to Buyer when received all monies received by Seller or any Affiliate under any such Purchased Asset or any claim or right or any benefit arising thereunder and (b) Buyer shall, and shall cause its Affiliates to, pay, satisfy and perform the corresponding Liabilities relating to such asset to the extent that and at the time when Buyer and/or its Affiliates would have been responsible therefor if such third-party Consent had been obtained, and such asset assigned to Buyer or its Affiliate at the Closing, and such Liabilities shall be deemed Assumed Liabilities for purposes of this Agreement. Once such third-party Consent is obtained, Seller shall, and shall cause its Affiliates to, transfer and assign to Buyer or its Affiliate, and Buyer shall, and shall cause its Affiliates to, accept and assume from Seller or its Affiliate, as applicable, such asset at no additional cost. Except as set expressly forth in this Section 5.7, Buyer acknowledges and agrees that Seller and its Affiliates shall not have any Liability whatsoever (including any Liability under Article 9) to Buyer or any of its Affiliates arising out of or relating to the failure to obtain such third-party Consent.

5.8   DELIVERY OF CERTAIN PURCHASED ASSETS; CERTAIN EXCLUDED ASSETS; MAINTENANCE OF TRANSFERRED PATENTS; INVENTORY SEED

  On the Closing Date, Seller shall, or shall cause its Affiliates to, send to Buyer a hard copy or an electronic copy of the documents comprising the Transferred Know-How, the Transferred Contracts, and the Transferred Records, provided, that, on the Closing Date or the next succeeding Business Day, Seller may provide some or all of the such documents via other electronic means, including by providing a link to a server or FTP site containing such documents, which documents shall be available for download for a period of not less than thirty (30) days following the Closing, or by delivering such documents to an internet drop-box provided by Buyer.

  Buyer and Seller acknowledge and agree that delivery of the Transferred Equipment set forth on Exhibit 2.1(a)(iii) that is located, at the premises that are the subject of the Ground Lease, shall be deemed to occur automatically upon the Closing.

  On and after the Closing Date and until the earlier of (i) March 31, 2015 or (ii) the removal of the Excluded Equipment in accordance with this Section 5.8(c), Buyer shall (and shall cause its Affiliates to) use their respective commercially reasonable efforts to provide for the proper safekeeping, storage, and care of the Excluded Equipment and the segregation of the Excluded Equipment from other furnishings, furniture, office equipment, supplies, spare parts, replacement and component parts, tools, machinery, production equipment, testing equipment, computer hardware, other equipment and tangible personal property of Buyer or its Affiliates at the Transferred Plant Sites or the Premises, in each case while the Excluded Equipment is located at any of the Transferred Plant Sites or the Premises. No later than March 31, 2015, on not less than five (5) days' prior written notice, Seller shall disassemble, remove and transport (or cause to be disassembled, removed and transported) the Excluded Equipment during normal business hours and in a manner that does not interfere with or negatively affect in any material respect any other activities of Buyer or its Affiliates. In connection with the actions described in this Section 5.8(c), Seller shall comply, and shall cause its Affiliates and their respective representatives and agents to comply, with all access rules and requirements of Buyer or its Affiliates, including all good manufacturing practices and visitor and safety rules and requirements. The cost of such disassembly, removal and transport shall be borne by Seller. Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons for, and shall pay to each Buyer Indemnified Person the amount of any Damages incurred by such Buyer Indemnified Person in connection with, the disassembly, removal and transportation of the Excluded Equipment, including any claims by any representative or agent of Seller or its affiliates assisting in the removal of such property.

  On and after the Closing Date and until the earlier of (i) March 31, 2015 or (ii) the removal of the Excluded Seed in accordance with this Section 5.8(d), Buyer shall (and shall cause its Affiliates to) use their respective commercially reasonable efforts to provide for the proper safekeeping, storage, and care of the Excluded Seed and the segregation of the Excluded Seed from other inventories of products of Buyer or its Affiliates at the Transferred Plant Sites, in each case while the Excluded Seed is located at either of the Transferred Plant Sites. From time to time, on not less than five (5) days' prior written notice, Seller may remove and transport (or cause to be removed and transported) any or all of the Excluded Seed during normal business hours and in a manner that does not interfere with or negatively affect in any material respect any other activities of Buyer or its Affiliates; provided, however, that Seller shall remove and transport (or cause to be removed and transported) all Excluded Seed no later than March 31, 2015. In connection with the actions described in this Section 5.8(d), Seller shall comply, and shall cause its Affiliates and their respective representatives and agents to comply, with all access rules and requirements of Buyer or its Affiliates, including all good manufacturing practices and visitor and safety rules and requirements. The cost of such removal and transport shall be borne by Seller. Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons for, and shall pay to each Buyer Indemnified Person the amount of any Damages incurred by such Buyer Indemnified Person in connection with, the removal and transportation of the Excluded Seed, including any claims by any representative or agent of Seller or its Affiliates assisting in the removal of such property. The parties acknowledge and agree that at and after the Closing, Seller's inventories of seed bags and commercial seed containers (including all PROBoxes) may remain at the Transferred Plant Sites, and Buyer agrees to accept and use such seed bags and containers for purposes of supplying the Pioneer Products (as such term is defined in the Distribution Agreement) pursuant to the terms and subject to the conditions set forth in the Distribution Agreement.

  On and after the Closing Date and until January 16, 2015, on not less than two (2) day's prior written notice, Buyer shall, and shall cause its Affiliates to, provide to Seller, its Affiliates and their respective representatives, full and free access to the Transferred Plant Sites, the Premises and all structures located thereon, and to all files, documents, records and intellectual property therein (in all events, whether written or electronic), during normal business hours and in a manner that does not interfere with or negatively affect in any material respect any other activities of Buyer or its Affiliates, for the purposes of identifying and removing any files, documents, records, and any intellectual property that constitute Excluded Assets.  In connection with the actions described in this Section 5.8(e), Seller shall comply, and shall cause its Affiliates and their respective representatives and agents to comply, with all access rules and requirements of Buyer or its Affiliates, including all good manufacturing practices and visitor and safety rules and requirements.  The cost of such identification and removal shall be borne by Seller.  Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons for, and shall pay to each Buyer Indemnified Person the amount of any Damages incurred by such Buyer Indemnified Person in connection with, the identification and removal of files, documents, records, and intellectual property that constitute Excluded Assets, including any claims by any representative or agent of Seller or its affiliates assisting in the removal of such property.

  Prior to the Closing Date, Seller shall be responsible to maintain (or cause to be maintained) the Transferred Patents, and for any fees associated therewith. On and after the Closing Date, Buyer shall be responsible for the prosecution and maintenance of the

  Transferred Patents, for drafting and filing any patent applications on any inventions contained in the Transferred Know-How, and for any fees associated therewith. Seller shall also timely pay (or cause to be paid) on behalf of Buyer or its Affiliates any annuity and maintenance fees for Transferred Patents on and after the Closing Date and continuing through the end of the second (2nd) full calendar month immediately after the Closing Date. Seller shall invoice Buyer for any such fees paid by Seller during such time period and Buyer shall pay to Seller such fees within thirty (30) days of the date of such invoice(s). No later than sixty (60) days after the Closing Date, Seller shall mail (or cause to be mailed) a paper or electronic copy of all its records on the Transferred Patents to a contact to be provided by Buyer in writing.

  Buyer and Seller acknowledge and agree that delivery of the Inventory Seed and the seed described on Exhibit 2.1(a)(x) that is located, at the Closing, on the Transferred Plant Sites or the premises that are the subject of the Ground Lease (or in transit therefrom or thereto), in any grower field or with any third party conditioner that is a counterparty to any of the Transferred Contracts (or in transit thereform or thereto), at the facilities or warehouses of any third party identified in the third berger dot on Exhibit 2.1(a)(xi) (or their respective growers) (or in transit therefrom or thereto), or at the locations of any of Seller's or its Affiliates' independent sales representatives or dealers (or in transit thereto), shall be deemed to occur automatically upon the Closing. From and after the Closing, Buyer or its Affiliates, as applicable, shall bear all risk of loss with respect to all Inventory Seed.

5.9   EMPLOYEE MATTERS

  No later than twelve (12) days prior to the Closing Date, Buyer shall, or shall cause its applicable Affiliates to, offer to employ each Employee and, at the time each such offer is made, provide each Employee with an overview of the Buyer Benefit Plans.  Each Active Employee who accepts Buyer's or its Affiliate's offer of employment, satisfies Buyer's or its Affiliate's conditions of employment and becomes an employee of Buyer or its Affiliate effective as of the Closing Date, shall be hereinafter referred to herein as a "Transferred Employee".  Buyer's or its Affiliate's offer to employ each Inactive Employee shall contain the condition that he or she reports for active duty with Buyer or its Affiliate on or before one hundred eighty (180) days following the date upon which such Inactive Employee's leave of absence commences under Legal Requirements.  Each Inactive Employee shall become a Transferred Employee effective as of the date he or she has reported for active duty with Buyer or its Affiliate, accepted the offer of employment and satisfied Buyer's or its Affiliate's conditions of employment. Buyer or its Affiliates shall offer to each Employee, for a period of at least three (3) years following the Closing: (i) compensation (including base salary or hourly wages and target bonus opportunities, if any) no less favorable than the compensation provided by Seller or its Affiliates to such Employee immediately prior to the Closing, (ii) vacation accrual no less favorable than the vacation accrual provided by Seller or its Affiliates to such Employee immediately prior to Closing, (iii) other benefits, including retirement and welfare benefits, which are comparable in the aggregate to those provided by Seller or its Affiliates to such Employee immediately prior to the Closing, as modified pursuant to the terms set forth on Exhibit 5.9(a) and (iv) severance benefits that are no less favorable than those provided by Seller's standard severance plan, subject to the service credit obligations set forth in Section 5.9(c), in all events, except to the extent that other terms or conditions of employment are required pursuant to Legal Requirements, in which case the offer to such Employee shall be in accordance with such Legal Requirements. Each Active Employee shall have not less than ten (10) days to respond to Buyer's or its Affiliate's offer of employment. No later than the Business Day immediately prior to the Closing Date, Buyer or its Affiliates shall provide written notice to Seller specifying which Employees have, and which such Employees have not, accepted Buyer's or its Affiliate's offer of employment and shall include a copy of Buyer's or its Affiliate's written offer of employment for each such Employee that has not accepted Buyer's or its Affiliate's offer of employment.

  Notwithstanding anything contained in this Section 5.9 to the contrary, the offer of employment to the Employees may include the following conditions: (i) the Employee's completion and submission to Buyer of Buyer's standard job application, (ii) the Employee's completion and submission to Buyer of all documents and other authorizations authorizing Seller and its Affiliates to provide Buyer with copies of the Employee's personnel, medical and training records and (iii) the Employee's successful completion and submission to Buyer of all other applications, documents and tests (including drug tests) related to Buyer's employment of the Employee.

  With respect to any employee benefit plan (including any defined contribution plans, vacation benefits or severance benefits) maintained by Buyer and in which any Transferred Employees will participate upon commencing employment with Buyer (collectively, "Buyer Benefit Plans"), Buyer shall, for vesting and eligibility purposes, recognize all service of the Transferred Employees with Seller or its Affiliates as if such service were with Buyer or its Affiliates; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding employee benefit plan of Seller or its Affiliates. With respect to any Buyer Benefit Plans, Buyer shall, and shall cause its Affiliates to, (in each case, to the extent permissible under Legal Requirements) for each Transferred Employee, waive, or cause to be waived, any pre-existing condition limitations or exclusions, and waive, or cause to be waived, actively-at-work requirements and waiting periods under any such plans, except to the extent that such actively-at-work requirements and waiting periods would not have been satisfied or waived under the corresponding plans of Seller or its Affiliates immediately prior to the Closing Date.

  Seller shall be responsible for, and shall pay, or cause its Affiliates to pay, as and when otherwise payable under Seller's bonus programs, all amounts due and payable to each Transferred Employee under Seller's bonus programs that relate to the period before the Closing, determined and paid in a manner consistent with its past practice.

  Seller shall pay (or cause to be paid) to each Transferred Employee the value of any accrued and unpaid vacation and other paid time off to which such Transferred Employee is entitled with respect to all time periods on or prior to the Closing Date under vacation and other pay policies and practice of Seller or any of its Affiliates.

  Except to the extent set forth in Section 5.9(a), nothing in this Agreement shall require Buyer or any of its Affiliates to employ any Employees, or to employ any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause. This Section 5.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. Nothing contained in this Agreement, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.9 shall not create any right in any Person to any continued employment with Buyer or any of its respective Affiliates or compensation or benefits of any nature or kind whatsoever.

  To the extent that Seller shall update Exhibit 5.9 following the date of this Agreement, Seller shall deliver or make available to Buyer the information described in Section 3.11(c) regarding each additional Employee added to Exhibit 5.9.

5.10   PERMITS

Seller shall use commercially reasonably efforts to cooperate with Buyer in Buyer's or its Affiliate's efforts to obtain any Permits, licenses and/or registrations that shall be reasonably necessary, under applicable Legal Requirements, for Buyer or its Affiliates to own the Purchased Assets at, and operate at, the Transferred Plant Sites and the Premises, as applicable, upon the Closing (collectively, "Authorizations"); provided, however, that (i) Buyer shall reimburse Seller and its Affiliates for any reasonable fees, expenses and other costs incurred by Seller and its Affiliates in connection with such efforts promptly following receipt of a written request for reimbursement, and (ii) each party shall appoint one employee as the primary point of escalation contact for the other party with respect to such party's obligations pursuant to this Section 5.10, and the parties shall notify each other of the name and relevant contact information for such employee as soon as reasonably practicable following the Closing Date. To the extent information is needed for Buyer's preparation of applications or related documents in respect of such necessary Authorizations and to the extent such information is then in Seller's possession, Seller shall use commercially reasonably efforts to provide copies of such information in a timely manner, which information may include copies of relevant Authorizations that are held by Seller with regard to the operation of the Transferred Plant Site and/or the Premises; provided, further, that Seller shall be permitted to withhold or, to the extent reasonably feasible, redact, any confidential or proprietary information (including, without limitation, any information that is subject to any confidentiality obligation to any third party). Notwithstanding Seller providing any information or other assistance, Buyer shall be responsible for the applications and other documents submitted and filed to obtain the Authorizations.

5.11   REQUIRED APPROVALS; CONSENTS

Except as set forth herein, beginning on the date of this Agreement, each party shall, and shall cause its applicable Affiliates to, (a) promptly (in any event, no later than five (5) Business Days after the date of this Agreement) make, or cause to be made, all filings, submissions and/or notifications required by Legal Requirements to be made by them (or their applicable Affiliates) to consummate the Contemplated Transactions, (b) cooperate with the other party with respect to all filings, submissions and/or notifications that the other party and its applicable Affiliates are required by Legal Requirements to make in connection with the Contemplated Transactions, (c) use their commercially reasonable efforts to obtain any waiver, authorization, clearance, Consent, or approval required to be obtained from any Governmental Body, and to make any further filings, submissions and/or notifications pursuant thereto that may be necessary, proper or advisable, (d) cooperate with the other party and its applicable Affiliates in obtaining the Consents identified in Schedule 3.1(d) of Seller's Disclosure Schedules and the Consents identified in Schedule 4.1(d) of Buyer's Disclosure Schedules, (e) promptly respond to all communications from a Governmental Body with respect to such Consents, filings, submissions or notifications, after consultation with the other party and (f) pursue all available appeals or other permissible actions necessary to reach final resolution with respect to such Consents; provided, however, notwithstanding the foregoing, nothing in this Agreement shall be construed to require Seller or any of its Affiliates to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interest therein of Seller or any of its Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by such parties of any of their respective assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement to take any of the foregoing actions) to eliminate any legal impediment arising from the antitrust or competition laws of any jurisdiction, to obtain Consent or non-opposition to the transaction from the relevant Governmental Bodies or to permit the consummation of the Closing and the Contemplated Transactions on terms and conditions other than those set forth in the Transaction Documents.

5.12   CLOSING EFFORTS; NOTICES

(a) Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur and the transactions contemplated by this Agreement to be consummated, including the satisfaction of the conditions contained in Articles 6 and 7.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer and Seller shall give prompt written notice to the other party of any written notice or other written communication from any third party alleging that the Consent of such third party is or may be required in connection with the Contemplated Transactions, which Consent, if required, would Breach the representations contained in Articles 3 or 4, as applicable.

5.13   OPERATION OF THE PURCHASED ASSETS

From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to operate the Purchased Assets in the Ordinary Course of Business (excluding herefrom the effects of any action undertaken expressly in accordance with any Transaction Document and except to the extent necessary to consummate the Contemplated Transactions). Without limiting the generality of the foregoing, until the Closing, except for actions expressly contemplated by this Agreement or any other Transaction Document to be taken by Seller or any of its Affiliates, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates not to, during the period from the date of this Agreement to the Closing:

  sell, lease, license, mortgage, encumber or otherwise dispose of any Purchased Asset, except in the Ordinary Course of Business;

  terminate or rescind, or modify, amend or otherwise alter or change, any of the terms or provisions of any Transferred Contract, which such agreement requires payments in excess of Fifty Thousand United States Dollars (U.S. $50,000) annually, except in the Ordinary Course of Business;

  materially and adversely modify, amend or otherwise alter or change, the payment terms of any supplier that provides services exclusively with respect to the Purchased Assets, including by extending payment terms, offering of prepayment discounts or accelerating negotiated payment terms, except in the Ordinary Course of Business terminate, other than for cause, any Employee;

  grant to any Employee any increase in base salary or other compensation, benefits or severance, except in the Ordinary Course of Business; or

  agree or commit to do any of the foregoing.

5.14   NON-SOLICITATION

(a) For a period of three (3) years after the Closing Date, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, individually or through any Person, solicit the employment of, hire, attempt to hire or employ any individual, who (i) is an employee of Seller or any of their Affiliates engaged in Seller's or its Affiliates' alfalfa distribution and sale business or (ii) is an employee of Seller or any of its Affiliates and first came into direct contact with Buyer or its Affiliates or representatives in connection with Buyer's investigation of the Purchased Assets, provided, however, that nothing in this Section 5.14(a) shall prevent Buyer or any of its Affiliates from engaging in a general solicitation which is not directed specifically to any such individual or from making offers to Employees or hiring any Transferred Employee or any such individual whose employment has been terminated involuntarily by Seller or its Affiliates. Buyer acknowledges and agrees that: (i) Buyer is receiving a substantial benefit and adequate consideration pursuant to the consummation of the Contemplated Transactions and (ii) the covenants provided for in this Section 5.14(a) and the restrictions on Buyer's and its Affiliates' activities set forth in this Section 5.14(a) are necessary and reasonable to protect Seller and its Affiliates.

(b) For a period of three (3) years after the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, individually or through any Person, solicit the employment of, hire, attempt to hire or employ any individual, who (i) is a Transferred Employee or (ii) is an employee of Buyer or any of its Affiliates and first came into direct contact with Seller or its Affiliates or representatives in connection with Buyer's investigation of the Purchased Assets, provided, however, that nothing in this Section 5.14(b) shall prevent Seller or any of its Affiliates from engaging in a general solicitation which is not directed specifically to any such individual or from making offers to Transferred Employees or any such individual whose employment has been terminated involuntarily by Buyer or its Affiliates. Seller acknowledges and agrees that: (i) Seller is receiving a substantial benefit and adequate consideration pursuant to the consummation of the Contemplated Transactions and (ii) the covenants provided for in this Section 5.14(b) and the restrictions on Seller's and its Affiliates' activities set forth in this Section 5.14(b) are necessary and reasonable to protect Buyer and its Affiliates.

(c) The invalidity or unenforceability of any provision or provisions of this Section 5.14 shall not affect the validity or enforceability of any other provisions of this Section 5.14.  If any provision of this Section 5.14 is determined to be invalid or unenforceable in any respect in any jurisdiction, it is the intention of the parties that the provisions of this Section 5.14 be enforceable to the maximum extent permitted in such jurisdiction, and the Governmental Body enforcing the provisions of this Section 5.14 in such jurisdiction is hereby authorized to revise such provisions (solely with respect to such jurisdiction) so that they are enforceable in such jurisdiction.

5.15   AUDIT

Within twenty (20) days following the Closing, Seller (at its own expense) will deliver to Buyer abbreviated audited financial statements, including Statements of Direct Revenues and Direct Operating Expenses and Statements of Net Assets to be Acquired for the nine (9) months ended September 30, 2014 and the fiscal years ended December 31, 2013 and 2012. Statements of Direct Revenues and Direct Operating Expenses would include revenues generated by sales of alfalfa seeds products that are derived from Pioneer germplasm, minus directly related expenses, and allocations of operating costs incurred by Seller directly related to the sales of alfalfa seeds products that are derived from Pioneer germplasm. Direct operating expenses would not include certain allocations of corporate overhead incurred for administrative support or an allocation of interest and income taxes. Statements of Net Assets to be Acquired as of the end of each period would present only the assets and liabilities specifically acquired by Buyer or its applicable Affiliates pursuant to the terms of this Agreement.

5.16   TRANSFERRED PLANT SITES

  As evidence of title, Seller has caused to be issued and delivered to Buyer a current title commitment for a 2006 American Land Title Association ("ALTA") form Owner's Policy of Title Insurance for the Arlington Plant Site and Nampa Plant Site as follows:

    Arlington Plant Site - Order No. CO-2224, together with complete copies of all exceptions to or limitations on title to the Arlington Plant Site (the "APS Title Commitment"), issued by and through Chicago Title Insurance Company. Buyer acknowledges receipt of the APS Title Commitment. The title insurance company hereunder for the Arlington Plant Site (the "APS Title Company") shall be Chicago Title Insurance Company, acting through its agent, Chicago Title Company, 20900 Swenson Dr., Suite 900, Waukesha, WI 53186 Phone: (262)796-3879 Fax: (262)796-3878 2415, attention Dave Bayliss, email dave.bayliss@ctt.com (the "APS Title Agency"). The parties will instruct the APS Title Agency to facilitate the transfer of the Arlington Plant Site on the terms set forth in this Agreement.

    Nampa Plant Site - Order No. 14240564, together with complete copies of all exceptions to or limitations on title to the Nampa Plant Site (the "NPS Title

    Commitment"), issued by and through Fidelity National Title Insurance Company. Buyer acknowledges receipt of the NPS Title Commitment. The title insurance company hereunder for the Nampa Plant Site (the "NPS Title Company") shall be Fidelity National Title Insurance Company, acting through its agent, TitleOne Corporation, 1101 W. River St., Suite 201, Boise, ID 83702 Phone: (208) 287-5314 Fax: (208) 866-6981, attention Scott Thiel, email sthiel@TitleOneCorp.com (the "NPS Title Agency"). The parties will instruct the NPS Title Agency to facilitate the transfer of the Nampa Plant Site on the terms set forth in this Agreement.

    The APS Title Company and NPS Title Company are individually referred to as a "Title Company" and together as the "Title Companies", and the APS Title Agency and NPS Title Agency referred to together as the "Title Agencies".

    Buyer shall be responsible for, and shall pay to the applicable Title Company, all costs associated with the APS Title Commitment and the NPS Title Commitment and associated final title insurance policies, and Buyer may otherwise obtain at its sole cost and expense, any endorsements or mortgagee title commitments or policies Buyer may elect to obtain. Seller, at its cost, shall provide at Closing an Affidavit sufficient to allow the Title Company to issue a GAP endorsement to the title policy for the Arlington Plant Site insuring against new exceptions to the APS Title Commitment except those that may have been created by the act or omission of Buyer.  Buyer acknowledges that no GAP insurance is available in the state of Idaho for the Nampa Plant Site and that the title insured for the Nampa Plant Site shall be that as set forth in the NPS Title Commitment.

  Seller has engaged duly licensed land surveyors to prepare a current ALTA land title survey (each a "Survey" and together the "Surveys") for each of the Transferred Plant Sites, which Surveys shall include those respective Table "A" requirements (Optional Survey Responsibilities and Specification as of 2011). Buyer acknowledges receipt of the respective Table "A" requirements for each Survey. Seller shall direct each Surveyor to certify the accuracy of their respective Surveys to the appropriate Title Company in such form as the Title Company may require for purposes of issuing each of the Transferred Plant Site's ALTA Owner's Policy of Title Insurance, in all events consistent with the terms and conditions set forth in this Agreement. Each Survey shall be completed in accordance with the respective Table "A" requirements prior to Closing and shall be delivered to the parties and the appropriate Title Company. Seller shall be responsible for and shall pay to the Surveyors, the cost of the Surveys.

  Completion of the transfer of the Transferred Plant Sites contemplated by this Section 5.16 and under this Agreement and Seller's delivery of the Warranty Deed (Nampa) and the Warranty Deed (Arlington), the execution and delivery by the Seller and Buyer of the documents referred to herein and payment of fees and costs due and owing the Title Companies shall be coordinated with and administered by the Title Agencies. Buyer and Seller agree to conduct a pre-closing in escrow with the Title Agencies on the Business Day immediately prior to the Closing Date, to ensure that all documents (including, without limitation, the Warranty Deed (Nampa), the Warranty Deed (Arlington) and, in the case of Seller, an affidavit stating that Seller is not a "Foreign Person" within the meaning of Internal Revenue Code Section 1445(f)(3)), funds and other items required under this Agreement and by the Title Companies have been delivered or will be delivered to each Title Company so that the transfer of the

  Transferred Plant Sites may take place upon the consummation of the Closing in accordance with the terms and subject to the conditions set forth herein. In connection with the pre-closing in escrow, Seller and Buyer shall execute and deliver to each other a closing statement prepared by the respective Title Companies showing all charges, pro-rations and fees that are usual and customary in a sale of real estate where each Transferred Plant Site is located and the amounts by which the APS Purchase Price and the NPS Purchase Price shall have been adjusted, such adjustments to be made consistent with Section 5.5 of this Agreement.

  Buyer will instruct the Title Companies to each issue subsequent to the Closing their respective ALTA Owner's Policy of Title Insurance for the applicable Transferred Plant Site in an amount not less than the value allocated to such Transferred Plant Site as set forth in Section 2.2(b) above, and Seller shall comply with all requirements set forth in the APS Title Commitment and the NPS Title Commitment (including those relating to issuance of the owners policy of title insurance without standard exceptions, except for any survey exception that cannot be removed as a result of disclosure arising from either Survey).

5.17   ENVIRONMENTAL MATTERS

  The parties acknowledge and agree that Buyer and Seller have jointly retained the Environmental Consultant (i) to perform an environmental baseline site assessment of Environmental Conditions, at, involving or related to the Arlington Plant Site and that the scope and process for completion of such assessment shall be as set forth on Exhibit 5.17(a)(i) (the "Arlington Baseline Assessment"), and (ii) to perform an environmental baseline site assessment of Environmental Conditions, at, involving or related to the Nampa Plant Site and that the scope and process for completion of such assessment shall be as set forth on Exhibit 5.17(a)(ii) (the "Nampa Baseline Assessment" and together with the Arlington Baseline Assessment, the "Baseline Assessments").

  Buyer and Seller have instructed the Environmental Consultant to (i) reflect the results of the Baseline Assessments and a summary of the analysis and basis for such results in one (1) or more written reports prepared by the Environmental Consultant (all such written reports, collectively, the "Baseline Environmental Condition Reports"), which written reports whether in draft or final form shall be delivered to Buyer and Seller simultaneously, (ii) if the Environmental Consultant determines that there are any Recognized Environmental Conditions at, involving or related to a Transferred Plant Site, reflect such Recognized Environmental Conditions in the Baseline Environmental Condition report for such Transferred Plant Site and deliver with the Baseline Environmental Condition Reports a proposed scope of work, based on applicable Legal Requirements and related regulations, for further assessment of such Recognized Environmental Conditions to determine the type, scope, quantity and level thereof (including a recommendation with respect to whether any of such Recognized Environmental Conditions requires Remediation under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial land use), and (iii) issue the Baseline Environmental Condition Reports to and for the benefit of each of Buyer and Seller and to deliver complete and correct copies of the Baseline Environmental Condition Reports and the proposed scope of work described in Section 5.17(b)(ii) above (if any) to each of Buyer and Seller as soon as practicable following the date of this Agreement.

  If the Environmental Consultant determines that there are no Recognized Environmental Conditions at, involving or related to a Transferred Plant Site, such determination (and the Baseline Assessment and the Baseline Environmental Condition Reports with respect to such Transferred Plant Site) shall constitute, with respect to such Transferred Plant Site, a "Clean Report" for purposes of this Agreement.

  If the Environmental Consultant determines that there are any Recognized Environmental Conditions at, involving or related to a Transferred Plant Site, then within thirty (30) days following the receipt of the Baseline Environmental Condition Reports, Buyer and Seller shall meet and discuss whether the Environmental Consultant shall conduct, and the scope of any, further assessment of the Recognized Environmental Conditions specified in the Baseline Environmental Condition Reports. If Buyer and Seller jointly determine that further assessment is necessary and mutually agree to pursue such further assessment, Buyer and Seller shall jointly instruct the Environmental Consultant to complete such further assessment (which may include sampling) in accordance with a mutually agreed upon scope and process for completion thereof; provided, however, that if the parties shall fail to reach agreement on the necessity for and/or scope of such further assessment, then at any time on or after sixty (60) days following the receipt of the Baseline Environmental Conditions Reports and prior to ninety (90) days following the receipt of the Baseline Environmental Conditions Reports, either party may deliver notice to the other party of its election to cause the parties to jointly retain the Environmental Consultant to complete such further assessment in accordance with the proposed scope of work described in Section 5.17(b)(ii) above, whereupon the parties shall promptly retain the Environmental Consultant to perform such further assessment in accordance with the proposed scope of work described in Section 5.17(b)(ii) above; provided, further, that if the parties jointly determine that no further assessment is necessary or if the notice described in the immediately preceding proviso is not timely delivered, then the determination of the Environmental Consultant with respect to such Transferred Plant Site (and the Baseline Assessment and the Baseline Environmental Condition Reports with respect to such Transferred Plant Site) shall be deemed to constitute, and shall constitute, with respect to such Transferred Plant Site, a Clean Report for purposes of this Agreement. Following the completion of any such further assessment in accordance with this Section 5.17(d), the Environmental Consultant shall modify the Baseline Environmental Condition Reports to reflect the results of such further assessment and a summary of the analysis and basis for such results, and such modified report shall constitute the Baseline Environmental Condition Reports for purposes of this Agreement.

  If Seller performs and completes, or causes to be performed and completed, at Seller's expense, Remediation required under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial land use, of all such Recognized Environmental Conditions identified or disclosed in the Baseline Environmental Condition Reports, then following confirmation by the Environmental Consultant of the completion of the Remediation described in this Section 5.17(e), the Environmental Consultant shall modify the Baseline Environmental Condition Reports accordingly and such modified report shall constitute a Clean Report for purposes of this Agreement.

  Prior to the Closing, Seller shall, and shall cause its Affiliates to, provide to the Environmental Consultant, its Affiliates and their respective representatives investigating, evaluating or performing the Baseline Assessments, full and free access to the Transferred Plant

  Sites and all structures located thereon and to documents and information to the extent reasonably necessary, in the sole opinion of the Environmental Consultant, to conduct and complete the Baseline Assessments and any further assessment to be conducted in accordance with Section 5.17(d). Following the Closing, Buyer shall, and shall cause its Affiliates to, provide to the Environmental Consultant, its Affiliates and their respective representatives investigating, evaluating or performing the Baseline Assessments, full and free access on and after the Closing to the Transferred Plant Sites and all structures located thereon and to documents and information to the extent reasonably necessary, in the sole opinion of the Environmental Consultant, to complete the Baseline Assessments and any further assessment to be conducted in accordance with Section 5.17(d).

  Seller shall pay the Environmental Consultant's fees in connection with the Baseline Assessments and the Baseline Environmental Condition Reports (including, without limitation, any further assessment and any modification to the Baseline Environmental Condition Report made in accordance with this Section 5.17) and Buyer shall reimburse Seller for fifty percent (50%) of all such fees paid by Seller promptly following receipt of a written request for reimbursement.

5.18   OMITTED INTELLECTUAL PROPERTY

  In the event that, on or before the date that is twenty-four (24) months after the Closing Date, Buyer becomes aware of any Know-How, patents, germplasm or plant variety protection certificates ("Omitted Intellectual Property") that (a) were not included in the Transferred Intellectual Property and (b) the failure to include such Know-How, patents, germplasm or plant variety protection certificates in the Transferred Intellectual Property would result in a Breach of Section 3.9(b), Buyer shall notify Seller in writing, identifying such Know-How, patents, germplasm or plant variety protection certificates with reasonable specificity and setting forth Buyer's good faith basis for belief that such Know-How, patents, germplasm or plant variety protection certificates constitutes Omitted Intellectual Property (each, a "Notice of Omitted Intellectual Property").  Upon receipt of any Notice of Omitted Intellectual Property, Seller shall promptly investigate such matter and within thirty (30) Business Days shall notify Buyer either that:

    Seller agrees that all or any of the Know-How, patents, germplasm or plant variety protection certificates alleged to be Omitted Intellectual Property in the Notice of Omitted Intellectual Property is Omitted Intellectual Property (identifying all such Omitted Intellectual Property), in which case, Seller, as applicable (i) shall negotiate in good faith to grant a perpetual, royalty-free, non-exclusive license to Buyer to use such omitted Know-How, germplasm or plant variety protection certificates, or (ii) shall agree not to assert against Buyer or its Affiliates any claim of infringement under such omitted patents based upon an appropriate use of such omitted patents; or

    Seller disagrees that all or any of the Know-How, patents, germplasm or plant variety protection certificates alleged to be Omitted Intellectual Property in the Notice of Omitted Intellectual Property is Omitted Intellectual Property (identifying any such Know-How, patents, germplasm or plant variety protection certificates that Seller believes is not Omitted Intellectual Property), setting forth Seller's good faith basis for such belief.

  If the parties are unable to resolve any dispute with respect to any Notice of Omitted Intellectual Property within sixty (60) days after Buyer's receipt of the above described notice from Seller, such dispute shall be resolved in accordance with Section 10.3. For the avoidance of doubt, the issues to be resolved in any such dispute shall be limited to (x) whether the relevant Omitted Intellectual Property was included in the Transferred Intellectual Property and (y) whether the failure to include such Omitted Intellectual Property would amount to a Breach of Section 3.9(b).

5.19   SECOND APSA

  Subject to the terms and conditions of this Agreement, promptly following the Closing and continuing until the earlier of November 30, 2017 or the termination of the Distribution Agreement in accordance with the terms thereof, Buyer shall, and shall cause its subsidiaries and any applicable Affiliates that may purchase and accept from Seller any of the Second Closing Assets (and their respective successors and permitted assigns) to, use commercially reasonable efforts (i) to obtain the Consent, reasonably satisfactory to Seller, of [**]5 or its successors (the "[**]6 Consent") and of [**]7 or its successors (the "[**]8 Consent" and, together with the [**]9 Consent, the "Second APSA Consents") to the assignment, transfer and conveyance by Seller and/or its applicable Affiliates to Buyer and/or its applicable Affiliates of all of Seller's and/or its applicable Affiliates' right, title and interest in and to the Second Closing Assets licensed by [**]10 or their respective Affiliates to Seller or its Affiliates, and (ii) to enter into agreements, or amend existing agreements, with [**]11 or its successors (the "[**]12 Agreement") and [**]13 or its successors (the "[**]14 Agreement" and, together with the [**]15 Agreement, the "Second APSA Agreements"), as applicable, and in a manner reasonably satisfactory to Seller, to the extent required to permit Buyer to acquire the Second Closing Assets, as applicable, and to (x) enable Buyer or its Affiliates to engage in the research activities described on Exhibit D to the Research Agreement (including the right to develop alfalfa varieties containing one or both of [**]16 and [**]17 (as such terms are used in the Research Agreement)) and (y) enable Buyer or its Affiliates to produce and sell alfalfa varieties containing [**]18. In all events, the Second APSA Consents and Second APSA Agreements must be, in form and substance, reasonably satisfactory to Buyer.

  Subject to the terms and conditions of this Agreement, promptly following the Closing and continuing until the earlier of November 30, 2017 or the termination of the

_______________
5 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
6 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
7 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
8 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
9 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
10 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
11 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
12 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
13 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
14 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
15 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
16 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
17 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
18 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  Distribution Agreement in accordance with the terms thereof, Seller shall use its commercially reasonable efforts to (i) obtain the Second APSA Consents, (ii) reasonably cooperate with Buyer in its efforts to obtain the Second APSA Agreements, to the extent such cooperation would not otherwise result in a violation, breach or default of any agreement, contract or arrangement to which Seller or its Affiliates is a party or otherwise require Seller to disclose third party proprietary or confidential information, (iii) amend or terminate any applicable agreements (exclusive of any Second Closing Asset) by and between Seller or its Affiliates, on the one hand, and [**]19 and/or [**]20, on the other hand, to the extent necessary to terminate any ongoing research, collaboration and/or development obligations on the part of Seller or its Affiliates, in all events, in the forms reasonably satisfactory to Seller, and (iv) enter into agreements, or amend existing agreements, with [**]21 or its successors and [**]22 or its successors, as applicable, and in a manner reasonably satisfactory to Seller, to the extent required to enable Seller or its Affiliates to distribute alfalfa varieties containing either or both of [**]23 and [**]24 pursuant to the Distribution Agreement or otherwise, in the event that the Parties shall not consummate the Closing (as such term is defined in the Second APSA) under the Second APSA.

  If, on or before November 30, 2017, Seller or Buyer shall have obtained both the Second APSA Consents and the Second APSA Agreements, then either party may elect (by delivering written notice to the other party) to execute and deliver, and to cause the other party to execute and deliver, the Second APSA on the earlier of (i) December 29, 2017 or (ii) such other date as the parties shall mutually agree in their respective sole discretion (the "Second APSA Closing Date"); provided, however, that in no event shall either party be required to enter into the Second APSA if (w) the Consent of any Governmental Body or any third party shall be required and such Consent shall not have been obtained and in full force and effect (including, without limitation, any Second APSA Consent), (x) any Legal Requirement shall be in effect which prohibits or materially restricts the transactions contemplated by the Second APSA, or which otherwise adversely affects in any material respect the right or the ability of Seller or its Affiliates to sell, transfer or assign the Purchased Assets as defined in the Second APSA, in whole or in part, (y) any Proceeding (that has not been withdrawn, dismissed with prejudice, rescinded or otherwise eliminated) is pending before, or Threatened by, any Governmental Body which is reasonably likely to result in a Legal Requirement having such effect, or (z) the consummation or performance of the transactions contemplated by the Second APSA would, directly or indirectly (with or without notice or lapse of time), result in a violation of any applicable Legal Requirement; provided, further, that in no event shall Seller be required to enter into the Second APSA if, as of such applicable date, Seller shall not have entered into the agreements or amendments described in Section 5.19(b)(iii) in a form that is reasonably satisfactory to Seller. In addition, Buyer's obligation to enter into the Second APSA shall be subject to the following conditions: (1) Seller shall have performed and complied with, in all material respects (considered individually and collectively), all of its covenants and obligations under Sections 5.19(e) and (f); provided, that Seller shall be given thirty (30) Business Days to cure any failure to perform any such covenants or obligations which are capable of being cured

_______________
19 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
20 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
21 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
22 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
23 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
24 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

  within such period; and (2) the Distribution Agreement shall remain in full force and effect, and no event or circumstance shall have occurred that, with notice or lapse of time or both, would constitute a breach or event of default by Seller under the Distribution Agreement.

  Seller may supplement, amend or update any Exhibit and/or any Schedule in Seller's Disclosure Schedules to the Second APSA at any time on or prior to Second APSA Closing Date, copies of which shall be delivered to Buyer, to reflect any changes occurring after the date hereof that do not arise or result from a breach by Seller or its Affiliates under Section 5.19(e) or Section 5.19(f).

  From and after the date of this Agreement until the earlier of (i) the Second APSA Closing Date, (ii) December 29, 2017, (iii) the termination of this Agreement in accordance with its terms, or (iv) the termination of the Distribution Agreement in accordance with the terms thereof, Seller shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts to operate the Second Closing Assets in the Ordinary Course of Business (excluding herefrom the effects of any action undertaken expressly in accordance with any Transaction Document).

  Without limiting the generality of Section 5.19(e), until the earlier of (i) the Second APSA Closing Date, (ii) December 29, 2017, (iii) the termination of this Agreement in accordance with its terms, or (iv) the termination of the Distribution Agreement in accordance with the terms thereof, except for actions expressly contemplated by this Agreement or any other Transaction Document to be taken by Seller or any of its Affiliates, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Affiliates not to:

    sell, lease, license, mortgage, encumber or otherwise dispose of any Second Closing Asset, except in the Ordinary Course of Business;

    terminate or rescind, or modify, amend or otherwise alter or change, any of the terms or provisions of any contract or agreement that constitutes a Second Closing Asset, which such agreement requires payments in excess of Fifty Thousand United States Dollars (U.S. $50,000) annually, except in the Ordinary Course of Business; or

    during such time as the Research Agreement and the Production Agreement shall be in effect, transfer or grant any right under, or enter into any contract or agreement regarding any Intellectual Property or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) relating to the Second Closing Assets or modified any existing rights with respect thereto, except (A) in the Ordinary Course of Business or (B) to comply with Sellers' or its Affiliate's obligations under Seller's or its Affiliate's agreements with [**]25 and/or [**]26 (or their respective successors and assigns);

    institute, settle or agree to settle, any Proceeding against or with any third party relating to the Second Closing Assets that was not in the Ordinary Course of

_______________
25 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
26 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

    Business, except to comply with Sellers' or its Affiliate's obligations under Seller's or its Affiliate's agreements with [**]27 and/or [**]28 (or their respective successors and assigns); or

    agree or commit to do any of the foregoing.

5.20   GROWER CONTRACTS

From and after the date of this Agreement until the date that is one (1) Business Day prior to the Closing Date, Seller may, with Buyer's written consent (which shall not be unreasonably withheld, conditioned or delayed), update Exhibit 2.1(a)(v) to include any grower contracts executed on or after the date of this Agreement pursuant to which a grower is growing Products, which grower contracts shall be deemed to be Transferred Contracts. On the date that is one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer a true and complete copy of Exhibit 2.1(a)(v), if updated pursuant to this Section 5.20.

5.21   BUYER FINANCING

From and after the date hereof, and until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Buyer shall use its commercially reasonable efforts to secure all financing necessary to pay the cash portion of the Purchase Price; provided that such financing shall in any case be on terms and conditions acceptable to Buyer. From and after the date hereof, and until the earlier of the Closing or the termination of this Agreement in accordance with the terms hereof, Seller shall negotiate, in good faith, with Buyer's other secured lenders, the terms and conditions of an Intercreditor Agreement, on terms agreeable to all parties thereto.

ARTICLE 6.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

The obligation of Seller at the Closing to consummate the transactions contemplated herein shall be subject to the waiver by Seller or the satisfaction on or prior to the Closing Date of each of the following conditions, except to the extent the failure of such condition to be satisfied is due to the fault of Seller:

6.1   ACCURACY OF REPRESENTATIONS; PERFORMANCE OF OBLIGATIONS

Each of (i) the representations and warranties of Buyer set forth in Sections 4.1, 4.2, and 4.4 shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties that are made solely as of an earlier date, which shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Buyer set forth in Article 4 shall be true and correct (disregarding for this purpose all references to "material", "material adverse effect" and similar qualifications as to materiality set forth therein) as of the Closing Date (other than those representations and warranties that are made solely as of an earlier date, which shall be true and correct as of such earlier date), except, in the case of this clause (ii), where any such failure to be true and correct does not, individually or in the

_______________
27 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
28 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

aggregate, have a material adverse effect on Buyer's ability to consummate the Contemplated Transactions. Buyer shall have performed and complied with, in all material respects (considered individually and collectively), all of its covenants and obligations required to be performed by it under this Agreement at or prior to the Closing; provided, that Buyer shall be given thirty (30) Business Days to cure any failure to perform any such covenants or obligations which are capable of being cured within such period.

6.2   CONSENTS

Each party shall have made all filings and obtained all Consents required to be made to, or obtained from, any Governmental Body, if any, as identified in Exhibit 6.2 and all such Consents shall be in full force and effect. The Consents on Exhibit 6.2 shall have been obtained by Seller on or prior to December 24, 2014. Buyer shall have delivered to Seller, on or prior to December 24, 2014, such documents as shall be sufficient, in Seller's reasonable discretion, to demonstrate that Buyer has obtained the Consent of Wells Fargo as reflected on Exhibit 7.2.

6.3   BUYER'S DELIVERIES

At Closing, Buyer shall have delivered to Seller:

  an amount equal to Twenty-Seven Million United States Dollars ($27,000,000) by wire transfer of immediately available funds to the account(s) designated by Seller;

  (i) a certificate executed by an authorized officer of Buyer, in the form attached hereto as Exhibit 6.3(b), dated as of the Closing Date, certifying that the conditions contained in Section 6.1 have been duly performed in all material respects and (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions by Buyer and a certificate of its secretary or assistant secretary dated as of the Closing Date certifying that such resolutions were duly adopted and are in full force and effect;

  two (2) duly executed counterparts to each of the Transaction Documents required to be executed and delivered by Buyer and/or its Affiliates on or prior to the Closing Date (other than the Promissory Note, with respect to which only one (1) duly executed counterpart shall be duly executed and delivered on or prior to the Closing Date);

  such other instruments of conveyance and transfer, in form reasonably satisfactory to Seller and its counsel, as shall be necessary and effective to transfer, assign, and license to, and vest in, Buyer or its Affiliates, all right, title and interest in and to the Purchased Assets as set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances); and

  such other standard closing documents as may be required for the transfer of the Transferred Plant Sites by any Governmental Bodies, as reasonably requested by either Title Company or by Seller.

6.4   NO PROCEEDINGS; NO LEGAL REQUIREMENT

No Legal Requirement shall be in effect which prohibits or materially restricts the Contemplated Transactions at the Closing, or which otherwise adversely affects in any material respect the right or the ability of Seller or its Affiliates to sell, transfer or assign the Purchased Assets, in whole or material part, and no Proceeding (that has not been withdrawn, dismissed with prejudice, rescinded or otherwise eliminated) is pending before, or Threatened by, any Governmental Body which is reasonably likely to result in a Legal Requirement having such effect.

6.5   NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), result in a violation of any Legal Requirement.

6.6   LENDER'S POLICY; OTHER REAL ESTATE MATTERS

(a) Each Title Company is prepared to issue an extended coverage lender's policy in an amount equal to the APS Purchase Price and the NPS Purchase Price, respectively, in a form satisfactory to Seller, together with any applicable endorsements requested by Seller, insuring that the lien created against the Nampa Plant Site and the Arlington Plant Site by the Deed of Trust (Nampa) and the Mortgage (Arlington), respectively, are each a first position priority lien.

(b) Any of Buyer's secured lenders that shall create a lien against the Nampa Plant Site and the Arlington Plant Site shall have (i) delivered to Seller the form of deed of trust or mortgage, as applicable, that such secured lender shall intend to file, and which shall be in form and substance reasonably acceptable to Seller, and (ii) delivered to the applicable Title Agency an escrow letter instructing the applicable Title Agent to file or record such instrument following the filing or recording of the Deed of Trust (Nampa) or the Mortgage (Arlington), as applicable, which such escrow letter shall be in form and substance reasonably acceptable to Seller.

6.7   FINANCING

On or prior to 11:59 a.m. Eastern Standard Time on December 24, 2014, Buyer shall have obtained (on terms and conditions satisfactory to it) all of the financing it needs in order to pay the cash portion of the Purchase Price, and delivered to Seller such documents as shall be sufficient, in Seller's reasonable discretion, to demonstrate that Buyer has obtained all of the financing it needs to pay the cash portion of the Purchase Price.

6.8   INTERCREDITOR AGREEMENT

Seller and the other secured lenders that are parties to the Intercreditor Agreement shall have agreed upon a definitive form thereof, and Buyer shall have delivered to Seller one (1) counterpart to the Intercreditor Agreement, duly executed by the other secured lenders that are a party thereto.

ARTICLE 7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

The obligation of Buyer at the Closing to consummate the transactions contemplated herein shall be subject to the waiver by Buyer or the satisfaction on or prior to the Closing Date of each of the following conditions, except to the extent the failure of such condition to be satisfied is due to the fault of Buyer:

7.1   ACCURACY OF REPRESENTATIONS; PERFORMANCE OF OBLIGATIONS

Each of (i) the representations and warranties of Seller set forth in Sections 3.1, 3.2 and 3.3 shall be true and correct in all material respects as of the Closing Date (other than those representations and warranties that are made solely as of an earlier date, which shall be true and correct as of such earlier date), and (ii) the other representations and warranties of Seller set forth in Article 3 shall be true and correct (disregarding for this purpose all references to "material", "Material Adverse Effect" and similar qualifications as to materiality set forth therein) as of the Closing Date (other than those representations and warranties that are made solely as of an earlier date, which shall be true and correct as of such earlier date), except, in the case of this clause (ii), where any such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller shall have performed and complied with, in all material respects (considered individually and collectively), all of its covenants and obligations required to be performed by it under this Agreement at or prior to the Closing; provided, that Seller shall be given thirty (30) Business Days to cure any failure to perform any such covenants or obligations which are capable of being cured within such period.

7.2   CONSENTS

Each party shall have made all filings and obtained all Consents required to be made to, or obtained from, any Governmental Body or other Person, if any, as identified in Exhibit 7.2 and all such Consents shall be in full force and effect.

7.3   SELLER'S DELIVERIES

At Closing, Seller shall have delivered, or caused to have been delivered, to Buyer:

  except as set forth in any Transaction Document, the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

  a certificate executed by an authorized officer of Seller, in the form attached hereto as Exhibit 7.3(b), dated as of the Closing Date, certifying that the conditions contained in Section 7.1 have been duly performed in all material respects;

  two (2) duly executed counterparts to each of the Transaction Documents required to be executed and delivered by Seller and/or its Affiliates on or prior to the Closing Date;

  one (1) hard copy or one (1) electronic copy of the documents identified in Exhibit 7.3(d);

  such other instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer, assign, and license to, and vest in, Buyer or its Affiliates, all right, title and interest in and to the Purchased Assets as set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances); and

  such other standard closing documents as may be required for the transfer of the Transferred Plant Sites by any Governmental Bodies, as reasonably requested by either Title Company or by Buyer.

7.4   NO PROCEEDINGS; NO LEGAL REQUIREMENT

No Legal Requirement shall be in effect which prohibits or materially restricts the Contemplated Transactions at the Closing, or which otherwise adversely affects in any material respect the right or the ability of Buyer or its Affiliates to own, operate and control the Purchased Assets, in whole or material part, and no Proceeding (that has not been withdrawn, dismissed with prejudice, rescinded or otherwise eliminated) is pending before, or Threatened by, any Governmental Body which is reasonably likely to result in a Legal Requirement having such effect.

7.5   NO PROHIBITION

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), result in a violation of any Legal Requirement.

7.6   INVENTORY AND GROWER COMMITMENTS

The sum of (i) the harvested Inventory Seed and (ii) grower commitments to deliver alfalfa seed for the 2014 harvest (that would, if harvested, constitute Inventory Seed) under the applicable Transferred Contracts shall equal not less than 104,000 Units (as such term is defined in the Distribution Agreement) as of the Closing.

7.7   FINANCING

Buyer shall have obtained (on terms and conditions satisfactory to it) all of the financing it needs in order to pay the cash portion of the Purchase Price.

7.8   INTERCREDITOR AGREEMENT

Seller shall have executed and delivered the Intercreditor Agreement with Buyer's other secured creditors.

ARTICLE 8.   TERMINATION

8.1   TERMINATION EVENTS

This Agreement may, by written notice given prior to or at the Closing, be terminated:

  by mutual written agreement of Buyer and Seller;

  by Buyer if the satisfaction of any of the conditions in Article 7 is or becomes impossible (other than through the fault of Buyer or the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition before the Closing;

  by Seller, if the satisfaction of any of the conditions in Article 6 is or becomes impossible (other than through the fault of Seller or the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition before the Closing; and

  by either Buyer or Seller if the Closing has not occurred (other than through the fault of any party seeking to terminate this Agreement or the failure of such party to comply fully with its obligations under this Agreement) before December 31, 2014 or such later date as the parties may agree upon in writing (the "Outside Date").

8.2   EFFECT OF TERMINATION

  In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party shall have any liability to the other party or their respective Affiliates, directors, officers or employees, except for (i) the obligations of the parties hereto contained in this Section 8.2 and in Sections 5.3, 5.4 and 5.17 (solely with respect to Buyer's obligation to reimburse Seller for fifty percent (50%) of the fees payable to the Environmental Consultant) and Article 10 and (ii) any Damages for Breach of this Agreement prior to termination.

  Unless otherwise provided in this Agreement, the parties acknowledge and agree that, as a result of the actual Damages a party would sustain by reason of a willful Breach of this Agreement, such party may not be made whole by monetary damages, and it is accordingly agreed that such party shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement.

ARTICLE 9.   INDEMNIFICATION; REMEDIES

9.1   INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, stockholders, and members (collectively, the "Buyer Indemnified Persons") for, and shall pay to each Buyer Indemnified Person the amount of, any Liabilities and/or judgments (including reasonable legal, accounting and other professional fees and expenses and court costs) (collectively, "Damages") incurred or suffered by such Buyer Indemnified Person, directly or indirectly (whether or not due to a Third Party Claim), arising out of, resulting from or relating to (a) any Breach by Seller of any representation or warranty made by Seller in this Agreement, (b) any Breach by Seller of any covenant or obligation of Seller in this Agreement, or (c) any Excluded Liability; provided, however, that notwithstanding the foregoing, (i) Seller's exclusive obligations to indemnify, defend and hold harmless the Buyer Indemnified Persons for any such Damages arising out of or relating to the Inventory Seed including, without limitation, with respect to a breach of Section 3.14) shall be as set forth in Section 9.8, and (ii) Seller's exclusive obligations to indemnify, defend and hold harmless the Buyer Indemnified Persons for any such Damages arising out of or relating to Pre-Closing Environmental Conditions shall be as set forth in Section 9.9.

9.2   INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective directors, officers, employees, stockholders, and members (collectively, the "Seller Indemnified Persons") for, and shall pay to each Seller Indemnified Person the amount of, any Damages incurred or suffered by such Seller Indemnified Person, directly or indirectly (whether or not due to a Third Party Claim), arising out, resulting from, of or relating to (a) any Breach by Buyer of any representation or warranty made by Buyer in this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any Assumed Liability.

9.3   SURVIVAL; TIME LIMITATIONS

All representations and warranties of Seller and Buyer in this Agreement and the indemnification obligations under Section 9.1(a) and 9.2(a) shall survive the Closing and terminate and expire on the date that is eighteen (18) months after the Closing, provided, however, that (i) the representations and warranties in Section 3.12 and Section 3.13 (and indemnification obligations under Section 9.1(a) with respect thereto) shall survive the Closing and shall terminate upon the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), (ii) the representations and warranties in Section 3.9 (and indemnification obligations under Section 9.1(a) with respect thereto) shall survive the Closing and shall terminate at the close of business on the date that is twenty-four (24) months after the Closing Date and (iii) the representations and warranties in Sections 3.1, 3.2, 3.15, 4.1, 4.2 and 4.5 (and indemnification obligations under Section 9.1(a) and 9.2(a) with respect thereto) shall survive indefinitely; and provided, further, that if written notice of any claim for indemnification under Section 9.1(a) or 9.2(a) has been given within the applicable survival period, then, solely with respect to the subject matter of such indemnification claim, the applicable representations and warranties and the indemnification obligations under Section 9.1(a), 9.2(a), as applicable, shall survive until such claim is finally resolved in accordance with the terms of this Agreement. The indemnification obligations under Section 9.8 shall survive the Closing and shall terminate at the close of business on the date that is twelve (12) months after the Closing Date and the indemnification obligations under Sections 9.1(b), 9.1(c), 9.2(b), 9.2(c), Sections 9.9, and Section 10.12, as applicable, shall each survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) with respect to the indemnification claim being asserted; provided, however, that if written notice of any claim for indemnification under Sections 9.1(b), 9.1(c), 9.2(b), 9.2(c), 9.8, Section 9.9, or Section 10.12, as applicable, has been given within the applicable survival period, then, solely with respect to the subject matter of such indemnification claim, the indemnification obligations under Sections 9.1(b), 9.1(c), 9.2(b), 9.2(c), 9.8, 9.9 and Section 10.12, as applicable, shall survive until such claim is finally resolved in accordance with the terms of this Agreement. The right to indemnification or other remedy of Buyer or its Affiliates hereunder based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, by Buyer or its Affiliates prior to the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.4   LIMITATIONS ON DAMAGES

  Seller shall not be liable under Section 9.1(a), for an indemnification claim with respect to an individual item or occurrence unless and until the amount of all Damages claimed thereunder exceeds, in the aggregate, One Hundred Eighty-Five Thousand United States Dollars ($185,000) (the "Basket"), and then only for the amount by which such Damages exceed the Basket. Notwithstanding anything contained in this Agreement to the contrary, Seller's total and aggregate liability for all claims under Section 9.1(a) shall in no event exceed Three Million Seven Hundred Thousand United States Dollars ($3,700,000); provided, however, in no event shall the limitations in this Section 9.4(a) apply to (a) Damages resulting from fraud or (b) Damages arising out of breaches of the representations and warranties set forth in Sections 3.1, 3.2, 4.1 or 4.2. Notwithstanding anything herein to the contrary, for purposes of this Article 9, all "materiality", "Material Adverse Effect" and similar qualifications in the representations and warranties contained in this Agreement (or contained, incorporated or referenced in any certificate delivered pursuant to this Agreement) shall be disregarded solely for purposes of calculating the amount of such Damages, but shall not be disregarded for purposes of determining whether a Breach of any such representation or warranty contained in this Agreement (or contained, incorporated or referenced in any certificate delivered pursuant to this Agreement) has occurred.

  Notwithstanding anything contained in this Agreement to the contrary, except with respect to claims under the Distribution Agreement or as otherwise expressly provided in any other Transaction Document, each party acknowledges and agrees that from and after the Closing, its and any of its Indemnified Persons' sole and exclusive remedies with respect to any and all claims against the other party or its Affiliates arising out of or relating to this Agreement (including for Breaches of representations and warranties) or any of the transactions contemplated hereby, or the Purchased Assets shall be pursuant to the indemnification provisions set forth in this Article 9 and Section 10.12, or as otherwise provided in the Transaction Documents; provided, however, that Buyer acknowledges and agrees that its and any Buyer Indemnified Person's sole and exclusive remedies with respect to any and all claims against Seller pursuant to Section 9.1(a) with respect to a Breach of the representation and warranty set forth in Section 3.9(b) shall be as set forth in Section 5.18.

  Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Person shall have any obligation to indemnify any Indemnified Person for consequential, special, indirect, punitive or exemplary Damages, including lost profits (other than, for the avoidance of doubt, lost profits that would constitute general, direct Damages), other than for such Damages or lost profits actually incurred by the Indemnified Person pursuant to a Third-Party Claim within the scope of the indemnification obligations set forth in this Article 9 and Section 10.12. Each party agrees that it shall not set-off or apply any Damages or other payment obligations owed to it by the other party under this Agreement or any other Transaction Document against any amounts owed by it to the other party under this Agreement, any other Transaction Document or any other agreement.

9.5   PROCEDURE FOR INDEMNIFICATION-THIRD-PARTY CLAIMS

  Promptly after receipt by an Indemnified Person under Section 9.1, 9.2, 9.8, 9.9 or 10.12 of notice of the commencement or Threatened commencement of any third-party Proceeding against it (a "Third-Party Claim"), such Indemnified Person shall, if a claim is to be made against a Person (the "Indemnifying Person") under Section 9.1, 9.2, 9.8, 9.9 or 10.12, give written notice containing reasonable detail to the Indemnifying Person of the assertion of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of their indemnification obligations, except and only to the extent that such failure materially prejudices the defense of such Third-Party Claim.

  If any Third-Party Claim is brought against an Indemnified Person, the Indemnifying Person may participate in the defense of such Third-Party Claim and, to the extent that it may elect, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. In such event, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under Section 9.1, 9.2, 9.8, 9.9 or 10.12, as applicable, for any fees of other counsel with respect to the defense of such Proceeding; provided, however, that if the Indemnifying Person and the Indemnified Person are both named parties to the Proceeding and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Person may participate in such defense with one separate counsel (and one additional separate local counsel) at the reasonable expense of the Indemnifying Person. An election to assume the defense of a Third-Party Claim shall not be deemed to be an admission that the Indemnifying Person is liable to the Indemnified Person in respect of such Third-Party Claim or that the claims made in the Third-Party Claim are within the scope of or subject to indemnification under Section 9.1, 9.2, 9.8, 9.9 or 10.12, as applicable. If the Indemnifying Person assumes the defense of a Third-Party Claim, then the Indemnified Person may participate in the defense of such Third-Party Claim, including attending meetings, conferences, teleconferences, settlement negotiations and other related events (and to employ counsel at its own expense in connection therewith); provided, it being understood that the Indemnifying Person shall control the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of any such Third-Party Claim, the Indemnified Person shall cooperate with the Indemnifying Person in the defense of such Third-Party Claim. If the Indemnifying Person assumes the defense of the Third-Party Claim, no compromise or settlement of such claim may be effected by the Indemnifying Person without the Indemnified Person's prior written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (iii) the terms of such compromise or settlement include a full and unconditional release of the Indemnified Person from all Liability with respect to such Third-Party Claim. Without the Indemnifying Person's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, no Indemnified Person may settle or compromise any Third-Party Claim or consent to the entry of any judgment for which the Indemnified Person is seeking indemnification under Section 9.1, 9.2, 9.8, 9.9 or 10.12, as applicable, unless the Indemnifying Person fails to assume and maintain the defense of such Third-Party Claim pursuant to this Section 9.5(b). If it is ultimately determined that the Indemnifying Person is not obligated to indemnify, defend or hold harmless the Indemnified Person in connection with any Third-Party Claim, then the Indemnified Person shall promptly reimburse the Indemnifying Person for any and all costs and expenses (including reasonable attorney's fees and court costs) incurred by the Indemnifying Person in its defense of such Third-Party Claim.

9.6   PROCEDURE FOR INDEMNIFICATION-OTHER CLAIMS

In the event any Indemnified Person shall have a claim for indemnification for any matter not involving a Third-Party Claim, the Indemnified Person shall promptly deliver written notice of such claim to the Indemnifying Person, specifying with reasonable particularity the claim and the basis for such claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Person of their indemnification obligations, except and only to the extent that such failure materially increases the Damages of the Indemnified Person in respect of such matter.

9.7   NET RECOVERY; MITIGATION; TREATMENT; ETC.

The amount of any Damages for which indemnification is provided under Section 9.1, 9.2, 9.8, 9.9 or 10.12, as applicable, shall be net of (a) any amounts recovered by the Indemnified Person pursuant to any indemnification by, or indemnification agreement with, any third party who has brought any such claim or demand, and (b) any unaffiliated third party insurance proceeds or other cash receipts or sources of reimbursement received from an unaffiliated third party as an offset against or otherwise covering such Damages, in each case, net of all reasonable out-of-pocket costs and expenses actually incurred by the Indemnified Person in obtaining such amounts or proceeds), provided, however, that (i) the existence of a claim by an Indemnified Person for monies from an insurer or against a third party in respect of any Damages shall neither restrict the ability of an Indemnified Party to bring a claim under Section 9.1, 9.2, 9.8, 9.9 or 10.12 in respect of such Damages nor delay any payment pursuant to Article 9 hereof and (ii) no Indemnified Party shall have any obligation to purchase or maintain any insurance or other third party coverage, or to affirmatively pursue the collection of any insurance or other third party proceeds, regardless of whether such Indemnified Party has suffered or incurred any Damages for which such Indemnified Party has insurance coverage or indemnification or other rights. If the amount to be netted hereunder from any payment required under Section 9.1, 9.2, 9.8, 9.9 or 10.12, as applicable, is determined after payment by the Indemnifying Person of any amount otherwise required to be paid to an Indemnified Person pursuant to this Article 9, then the Indemnified Person shall repay to the Indemnifying Person, promptly after such determination, any amount that the Indemnifying Person would not have had to pay pursuant to this Article 9 had such determination been made at the time of such payment by the Indemnifying Person. The parties shall take and shall cause their Affiliates to take all commercially reasonable steps in accordance with Legal Requirements to mitigate any Damages for which indemnification is provided under Section 9.1, 9.2, 9.8, 9.9 or 10.12, as applicable, upon becoming aware of any event that would reasonably be expected to, or does, give rise to such Damages. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the Indemnified Person or any of its Affiliates causes any such payment not to be so treated.

9.8   LIMITATIONS OF LIABILITY AND INDEMNIFICATION RELATING TO THE INVENTORY SEED

  All claims that any Buyer Indemnified Person may have with respect to the Inventory Seed, for any cause whatsoever (including for any Breach of the representations made in Section 3.14), shall be deemed waived by such Buyer Indemnified Person unless made in writing and received by Seller no later than sixty (60) days after the Closing Date; provided, however, that as to any such cause not reasonably discoverable by visual inspection within such sixty (60) day period, any claim based thereon shall be deemed to be waived by such Buyer Indemnified Person unless made in writing and received by Seller no later than fifteen (15) days after such Buyer Indemnified Person learns of such defect giving rise to such claim. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Buyer Indemnified Person be entitled to make any claim with respect to the Inventory Seed, for any cause whatsoever (including for any Breach of the representations made in Section 3.14), after the date that is twelve (12) months after the Closing Date. Any Buyer Indemnified Person's failure to provide written notice of any claim within the applicable time period(s) specified above shall be deemed an absolute and unconditional waiver by such Buyer Indemnified Person of such claim.

  Any Buyer Indemnified Person's exclusive remedies against Seller, and Seller's exclusive Liabilities to the Buyer Indemnified Persons, for any and all Damages arising out of or relating to non-delivery, damage, or non-conformance, or other defect in the Inventory Seed, shall be limited to refund of an amount equal to the book value of the Inventory Seed that is the subject of the Damages claimed, as documented in Seller's or its Affiliates' standard internal cost accounting systems.

  Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons for, and shall pay to each Seller Indemnified Person the amount of, any Damages actually incurred by such Seller Indemnified Person with respect to Third-Party Claims to the extent arising out of or relating to the import, storage, formulation, distribution or other handling or sale of any of the Inventory Seed (exclusive of any Inventory Seed that is sold to Seller pursuant to the terms of the Distribution Agreement) by, or on behalf of, Buyer or its Affiliates, or their respective contractors or customers.

9.9   LIMITATIONS OF LIABILITY AND INDEMNIFICATION RELATING TO ENVIRONMENTAL CONDITIONS

  Subject to the terms and conditions of this Article 9, from and after the Closing, for each Transferred Plant Site for which the Environmental Consultant shall not have delivered (or deemed to have delivered) a Clean Report, Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons for, and shall pay to each Buyer Indemnified Person the amount of, any Damages actually incurred by such Buyer Indemnified Person, arising out of or relating to any Pre-Closing Environmental Condition that is a Recognized Environmental Condition with respect to each such Transferred Plant Site and that requires Remediation under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial land use; provided, however, that Seller shall have no liability under this Section 9.9 with respect to any Damages arising out of or relating to aggravating circumstances or events caused or permitted by any Buyer Indemnified Person after the Closing (excluding any such Damages arising out of or relating to Remediation performed, or caused to be performed, by Seller or its Affiliates); provided, further, that Seller shall have no liability under this Section 9.9 with respect to any Damages to the extent arising out of or relating to:

    any sampling, analysis or intrusive investigation of the Environment conducted by or on behalf of any Buyer Indemnified Person after the Closing (except to the extent expressly contemplated pursuant to Section 5.17 above), any disclosure of environmental information or report to any Governmental Body by or on behalf of any Buyer Indemnified Person, or any Remediation performed by, or on behalf of, any Buyer Indemnified Person (except to the extent expressly contemplated pursuant to Section 9.9(c) below).

  For the avoidance of doubt, if the Environmental Consultant shall have delivered (or be deemed to have delivered) a Clean Report with respect to a Transferred Plant Site, none of Seller or its Affiliates shall have any obligation to indemnify, defend or hold harmless any Buyer Indemnified Person, and none of the Buyer Indemnified Persons shall be entitled to indemnification, pursuant to this Section 9.9 or with respect to any Damages arising out of or relating to any Pre-Closing Environmental Condition or any Post-Closing Environmental Condition with respect to such Transferred Plant Site, and if the Environmental Consultant shall have delivered (or be deemed to have delivered) a Clean Report with respect to both Transferred Plant Sites, none of Seller or its Affiliates shall have any obligation to indemnify, defend or hold harmless any Buyer Indemnified Person, and none of the Buyer Indemnified Persons shall be entitled to indemnification, pursuant to this Section 9.9 or with respect to any Damages arising out of or relating to any Pre-Closing Environmental Condition or any Post-Closing Environmental Condition.

  With respect to each of the Transferred Plant Sites, Seller shall not be liable under this Section 9.9 with respect to any Damages incurred in completing, or causing to be completed, the Remediation of any Environmental Condition at, involving or relating to the Transferred Plant Sites (i) in excess of what is required under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial/commercial land use, or (ii) beyond what is necessary to obtain a no further action determination from the applicable Governmental Body. To the extent that Seller or any of its Affiliates have performed and completed, caused to be performed and completed, or reimbursed Buyer or any of its Affiliates for the costs of, any Remediation of any Pre-Closing Environmental Condition that is a Recognized Environmental Condition that requires Remediation under applicable Environmental Law, as enacted as of the

  Closing Date, consistent with industrial land use, Seller shall not be liable, and none of the Buyer Indemnified Persons shall be entitled to indemnification, for any Damages arising out of or relating to such Pre-Closing Environmental Condition.

  If the Environmental Consultant shall not have delivered (or be deemed to have delivered) a Clean Report with respect to a Transferred Plant Site, Seller or any of its Affiliates shall perform and complete, or cause to be performed and completed, any Remediation required under applicable Environmental Law, as enacted as of the Closing Date, of any Pre-Closing Environmental Condition that is a Recognized Environmental Condition with respect to such Transferred Plant Site; provided, however, that upon Seller's election, Buyer shall perform and complete, or cause to be performed and completed, at Seller's expense, any Remediation required under applicable Environmental Law, as enacted as of the Closing Date, of any such Pre-Closing Environmental Condition; provided, further, that Seller's or its Affiliates' obligations with respect to any Remediation under this Section 9.9 shall be limited to those actions required (i) under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial/commercial land use, or (ii) to obtain a no further action determination from the applicable Governmental Body.

  With respect to each of the Transferred Plant Sites, to the extent that Seller or any of its Affiliates perform any Remediation of the Transferred Plant Site, whether or not such Remediation is required under this Section 9.9, and such Remediation commences or continues on or after the Closing Date, Buyer shall, and shall cause its Affiliates to, provide to Seller, its Affiliates and any third party investigating, evaluating, performing or assisting Seller or its Affiliates in any Remediation efforts, (i) reasonable assistance in connection with such Remediation efforts and (ii) full and free access on and after the Closing Date to the Transferred Plant Sites and all structures located thereon, upon reasonable notice to Buyer; provided, however, that Seller and its Affiliates shall take commercially reasonable efforts to minimize any disruption to Buyer's and its Affiliates' operation of the Transferred Plant Sites.

  With respect to each of the Transferred Plant Sites, Buyer and Seller acknowledge and agree that, with respect to liability for any Damages arising out of or relating to an Environmental Condition at, involving or relating to the Transferred Plant Site covered by the indemnities set forth in this Agreement, as between Buyer and Seller, (i) if the Environmental Consultant shall not have delivered (or be deemed to have delivered) a Clean Report with respect to a Transferred Plant Site, any Recognized Environmental Conditions that requires Remediation under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial land use, at, involving or relating to such Transferred Plant Site identified or disclosed in the Baseline Environmental Condition Reports (in type, scope, quantity and level) and shall be deemed, and conclusively determined, to be Pre-Closing Environmental Conditions and shall be the sole and exclusive responsibility of Seller; provided, however, that to the extent Seller or its Affiliates perform and complete, or cause to be performed and completed, any Remediation, the Pre-Closing Environmental Conditions shall be adjusted to reflect such Remediation and (ii) if the Environmental Consultant shall have delivered (or be deemed to have delivered) a Clean Report with respect to a Transferred Plant Site, any Environmental Conditions at, involving or relating to such Transferred Plant Site shall be deemed, and conclusively determined, to have been caused by Buyer and shall be the sole and exclusive responsibility of Buyer. Buyer and Seller acknowledge and agree that, with respect to liability for any Damages arising out of or relating to an Environmental Condition at, involving or relating to a Transferred Plant Site covered by the indemnities set forth in this Agreement, any Environmental Conditions that are not specifically identified or disclosed (in type, scope, quantity and level) in the Baseline Environmental Condition Reports as Recognized Environmental Conditions that requires Remediation under applicable Environmental Law, as enacted as of the Closing Date, consistent with industrial land use, shall be deemed to be Post-Closing Environmental Conditions, and conclusively determined to have been caused by Buyer and shall be the sole and exclusive responsibility of Buyer.

  To the extent a party is required to provide indemnification under this Section 9.9, the parties shall cooperate in the defense or prosecution of any Proceeding related to an Environmental Condition at, involving or relating to a Transferred Plant Site, with such cooperation to include, subject to a mutually acceptable confidentiality agreement, (i) the retention and the provision to the Indemnifying Person and the Indemnified Person(s) of records and information that are reasonably relevant to such Proceeding (subject to each party's records retention policies and applicable Legal Requirements), and (ii) the making available of employees on a mutually convenient basis for proving additional information and explanation of any material provided hereunder, provided that the reasonable fees, expenses and other costs (in each case, whether internal or external) incurred by the Indemnified Person in providing such assistance shall be considered to be a Damage recoverable by the Indemnified Person in connection therewith.

ARTICLE 10.   GENERAL PROVISIONS

10.1   EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, any other Transaction Document and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

10.2   NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) upon written confirmation of receipt when sent by facsimile transmission; provided, that a hard copy is mailed by registered mail, return receipt requested promptly thereafter or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Seller:

Pioneer Hi-Bred International, Inc.
Attention: President
DuPont Pioneer
7100 N.W. 62nd Avenue

P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-7066

With a copy to:

Pioneer Hi-Bred International, Inc.
Attention: General Counsel
DuPont Pioneer
7250 N.W. 62nd Avenue
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-4844

If to Buyer:

S&W Seed Company
1974 N. Gateway Blvd., Suite 104
Fresno, CA 93727
Fax: (559) 255-5457

10.3   DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION

  Except as set forth in Section 10.4, any dispute between the parties arising out of or relating to this Agreement or the Contemplated Transactions, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to designated senior management representatives of the parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

  If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection. If the parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Wilmington, Delaware. The arbitrators shall apply the substantive law of the State of Delaware, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the parties, provided that if the parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each party shall be responsible for and shall pay for the costs and expenses incurred by such party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 10.2 (as such address may be updated from time to time in accordance with the terms of Section 10.2). Any arbitration contemplated by this Section 10.3 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with and at the address set forth in Section 10.2 (as such address may be updated from time to time in accordance with the terms of Section 10.2) and such demand letter shall state the amount of relief sought by the party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

  All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 10.3 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other Proceedings except as may be required by Legal Requirements.

  This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any Proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the Contemplated Transactions. The parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such Proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 10.2 (as such address may be updated from time to time in accordance with the terms of Section 10.2).

  The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the parties.

  Notwithstanding anything to the contrary in this Section 10.3, either party to this Agreement may seek, in the State or Federal courts in the City of Wilmington, Delaware, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 10.3 and, by doing so, such party does not waive any right or remedy available under this Agreement.

10.4   EQUITABLE RELIEF

Each party acknowledges and agrees that a non-breaching party would be irreparably harmed by any violation of the restrictive covenants set forth in Section 5.3 and that, in addition to all other rights and remedies available at law or in equity (which in all events shall be subject to the applicable limitations contained herein), the non-breaching party shall be entitled to seek injunctive and other equitable relief to prevent or enjoin any such violation.

10.5   NO IMPLIED WAIVERS; NO JURY TRIAL

Except as otherwise set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT ALLOWED UNDER LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.

10.6   ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Confidentiality Agreement) and constitutes (along with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by Buyer and Seller. Any items listed, set forth, described or otherwise disclosed on or in any part of this Agreement, Seller's Disclosure Schedules, the Schedules or the Exhibits hereto shall be deemed listed, set forth, described and otherwise disclosed on or in all other parts of this Agreement, Seller's Disclosure Schedules, the Schedules and the Exhibits hereto.

10.7   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) Seller may assign or transfer this Agreement to an Affiliate, and (b) on any date after the Closing Date, Buyer may assign or transfer this Agreement to a wholly-owned Affiliate, provided that (i) Buyer shall have executed and delivered to Seller a guaranty in substantially the same form as the Guaranty, pursuant to which Buyer shall guaranty all of the obligations of such Affiliate under all of the Transaction Documents, and (ii) such Affiliate has agreed, in a writing reasonably acceptable to Seller, to be bound by the terms of this Agreement and to assume Buyer's obligations hereunder. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Unless otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. Any attempted assignment in violation of this Section 10.7 shall be void.

10.8   SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

10.9   SECTION HEADINGS; CONSTRUCTION

The headings of Articles and Sections in this Agreement and the headings in the Schedules, Buyer's Disclosure Schedules, Seller's Disclosure Schedules and Exhibits attached hereto are provided for convenience only and shall not affect its construction or interpretation. With respect to any reference made in this Agreement to a Section (or Article, clause or preamble), Exhibit, or Schedule, such reference shall be to the corresponding section (or article, clause or preamble) of, or the corresponding exhibit or schedule to, this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "including", "include" and "includes" do not limit the preceding words or terms and any list of words or terms following the words "including", "include" and "includes" is not an exhaustive list. Any reference to a specific "day" or to a period of time designated in "days" shall mean a calendar day or period of calendar days unless the day or period is expressly designated as being a Business Day or period of Business Days. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. All amounts denominated in dollars or "$" in this Agreement are references to United States dollars unless expressly indicated otherwise. The parties hereto acknowledge and agree that (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

10.10   TIME OF THE ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, the parties hereto agree that time is of the essence.

10.11   FURTHER ASSURANCES

Each party agrees (a) to furnish, upon the request of the other party, such further information, (b) to execute and deliver to the other party such other documents and (c) to use reasonable efforts to do such other acts and things, all as such other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions; provided, however, that, except as expressly provided otherwise herein or in the other Transaction Documents, no party shall be required to make any additional representations or warranties or to incur any material expense or potential exposure to legal liability pursuant to this Section 10.11.

10.12   PERFORMANCE BY AFFILIATES; BULK SALES LAWS

  The parties hereby agree that the obligations to be performed under this Agreement may be performed by any Affiliate of Seller or Buyer, as the case may be; provided always that any such Affiliate has the legal and corporate (or other organizational) capacity to grant or transfer the relevant assets or to perform the relevant obligations (as the case may be) and that it is authorized to do the same by its own articles of association, by-laws, or other relevant constituent documents and internal regulations. Notwithstanding the foregoing, Buyer and Seller shall remain primarily liable for the obligations to be performed by their respective Affiliates.

  Each party hereby irrevocably and unconditionally guarantees to the other party the due and punctual observance of all of the terms and conditions of this Agreement performed, or to be performed, by its respective Affiliates and each party agrees to indemnify (subject to any limitations on indemnification contained in this Agreement) the other party hereto for and against any Damages incurred by the other party as a result of the Indemnifying Person's Affiliates not complying with any of its relevant obligations under or pursuant to this Agreement or in the event any such obligations of such Affiliates being or becoming void, voidable, unenforceable or ineffective as against such Affiliate for any reason whatsoever.

  Buyer and Seller hereby waive, and shall cause their applicable Affiliates to waive, compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements that may be applicable with respect to all or any of the Contemplated Transactions

10.13   COUNTERPARTS

This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:
PIONEER HI-BRED INTERNATIONAL, INC.

By:	/s/ Paul E. Schickler

Name:	Paul E. Schickler

Title:	President, Pioneer Hi-Bred International, Inc.

BUYER:
S&W SEED COMPANY

By:	/s/ Matthew K. Szot

Name:	Matthew K. Szot

Title:	CFO & EVP of Finance and Administration

[Signature Page to Asset Purchase and Sale Agreement]